                      IN THE UNITED STATES BANKRUPTCY COURT

                          FOR THE DISTRICT OF DELAWARE

----------------------------------------------------

In re:                                               )   Chapter 11
                                                     )
AXISTEL COMMUNICATIONS, INC.,                        )   Case No. 01-10005 (RJN)
NOVO NETWORKS GLOBAL SERVICES, INC.,                 )
NOVO NETWORKS INTERNATIONAL SERVICES, INC.,          )   Jointly Administered
E.VOLVE TECHNOLOGY GROUP, INC.,                      )
NOVO NETWORKS OPERATING CORP.,                       )
NOVO NETWORKS METRO SERVICES, INC.                   )
                                                     )
                  Debtors.                           )
                                                     )

----------------------------------------------------

                     PROPOSED DISCLOSURE STATEMENT PURSUANT
                     TO SECTION 1125 OF THE BANKRUPTCY CODE
                        WITH RESPECT TO THE JOINT PLAN BY
                  AXISTEL COMMUNICATIONS, INC., ITS AFFILIATED
                         DEBTORS AND NOVO NETWORKS, INC.


THE BAYARD FIRM                             CONNOLLY BOVE LODGE & HUTZ LLP
222 Delaware Avenue                         1220 Market Street
Wilmington, DE  19801                       Wilmington, DE  19801
(302) 655-5000                              (302) 658-9141

ATTORNEYS FOR THE DEBTORS AND
DEBTORS IN POSSESSION                                -and-

                                            WHITE & CASE LLP
                                            First Union
                                            Financial Center
                                            200 South Biscayne
                                            Boulevard Miami, FL
                                            33131-2352 (305)
                                            371-2700

Dated:  October 4, 2001                     ATTORNEYS FOR NOVO NETWORKS, INC.

                                TABLE OF CONTENTS


                                                                                              Page

I.  INTRODUCTION.................................................................................2


II.  NOTICE TO HOLDERS OF CLAIMS AND EQUITY INTERESTS............................................3


III.  EXPLANATION OF CHAPTER 11..................................................................4

         A.       Overview of Chapter 11.........................................................4
         B.       Plan of Reorganization.........................................................5

IV.  OVERVIEW OF THE PLAN........................................................................7

         A.       General........................................................................7
         B.       Summary of Classification and Treatment Under the Plan.........................8
                  1.       Classified Claims and Interests Against e.Volve.......................9
                  2.       Classified Claims and Interests Against the
                           AxisTel Debtors (i.e., AxisTel, NNGSI, NNISI, NNMSI).................11
                  3.       Classified Claims and Interests Against NNOC.........................12
         C.       Unclassified Claims Against the Debtors.......................................14
         D.       Distributions to Classes of Creditors Pursuant to the Plan....................15

V.  BACKGROUND OF DEBTORS.......................................................................17

         A.       Current Operations............................................................17
         B.       Competition...................................................................17
         C.       History of Debtors............................................................18
                  1.       Acquisition by NNI...................................................18
                  2.       Initial Business Plan................................................18
                  3.       Events Precipitating Chapter 11 Filings..............................18

VI.  PREPETITION LITIGATION.....................................................................19

         A.       Wholesale Telecom Corporation v. Novo Networks International Services, Inc....19

         B.       Eltrax Systems, Inc. v. Orix Systems, Inc.
                  Orix Global Communications, Inc., and Kerry Rogers............................20

VII.  THE CHAPTER 11 CASES......................................................................20

         A.       Commencement of the Chapter 11 Cases..........................................20
         B.       Continuation of Business After the Petition Date..............................20
                  1.       DIP Credit Facility..................................................21
                  2.       Employee Matters.....................................................21
                  3.       Maintenance of Utility Services......................................22
                  4.       Retention of Professionals...........................................22
                  5.       Critical Trade Vendors and Suppliers.................................22
                  6.       Other First Day Orders...............................................22
         C.       Formation Meeting for Statutory Creditors' Committee..........................23
         D.       Case Administration...........................................................23
                  1.       Rejection of Executory Contracts and Unexpired Leases................23
                  2.       Extension of Time to Assume or Reject................................24
                  3.       The Debtors' Schedules; Establishing a Bar Date and Claims Objection
                             Procedures.........................................................24
                  4.       Exclusivity..........................................................25
         E.       Significant Claims and Postpetition Disputes..................................25
                  1.       RSL..................................................................25
                  2.       Unsecured Claims.....................................................26
                  3.       Turnover Actions.....................................................26
         F.       Termination of Prepaid Calling Card Business..................................26
         G.       Indefeasible Right of Use ("IRU").............................................27
         H.       Qwest Relationship............................................................28
         I.       Jersey City Operations........................................................28
         J.       The Qwest Agreements..........................................................29
         K.       Asset Sales...................................................................29

VIII.  SUMMARY OF THE PLAN......................................................................29

         A.       Classification and Treatment of Claims and Equity Interests...................30
                  1.       Unclassified Claims..................................................30
                  2.       Classified Claims....................................................31
         B.       Implementation of Plan........................................................32
                  1.       The Qwest Agreements.................................................32
                  2.       The Non-Operating Asset Auction......................................33
                  3.       The e.Volve Transaction..............................................33

         C.       Conditions to Confirmation....................................................33
         D.       Conditions Precedent to the Effective Date under the Plan.....................34
         E.       Executory Contracts and Unexpired Leases......................................34
         F.       Fractional Distributions......................................................35
         G.       Provisions for Treatment of Contested Claims..................................36
         H.       New Charters and By-Laws......................................................36
         I.       Discharge of the Debtors......................................................37
         J.       Modification of the Plan......................................................37
         K.       Revocation or Withdrawal of the Plan..........................................37
         L.       Vesting of Rights of Action...................................................38
         M.       Third Party Agreements; Subordination.........................................38
         N.       Exculpation...................................................................38
         O.       Injunctions...................................................................39
         P.       Supplemental Documents........................................................39
         Q.       Retention of Jurisdiction.....................................................40

IX.  CONFIRMATION AND CONSUMMATION PROCEDURE....................................................42

         A.       Solicitation of Votes.........................................................42
         B.       The Confirmation Hearing......................................................43
         C.       Confirmation..................................................................43
                  1.       Acceptance...........................................................43
                  2.       Cramdown -- Unfair Discrimination and Fair and Equitable Tests.......44
                  3.       Feasibility..........................................................44
                  4.       Best Interests of Creditors Test.....................................45
         D.       Consummation..................................................................46

X.  MANAGEMENT OF THE REORGANIZED DEBTORS.......................................................46


XI.  RISK FACTORS...............................................................................47

         A.       Financial Information; Disclaimer.............................................47
         B.       e.Volve Note, e.Volve Preferred Stock.........................................47
         C.       Certain Bankruptcy Considerations.............................................47
                  1.       Risk of Non-Confirmation of the Plan.................................47
                  2.       Nonconsensual Confirmation...........................................48
                  3.       Delays of Confirmation and/or Effective Date.........................48
         D.       Certain Regulatory Considerations.............................................48

XI.  CERTAIN MATERIAL INCOME TAX CONSEQUENCES OF THE PLAN.......................................49

         A.       U.S. Federal Income Tax Consequences to Holders
                  of Allowed Claims and Equity Interests........................................49
                  1.       Tax Consequences by Class............................................50
         B.       Certain Other U.S. Federal Income Tax Considerations for Holders of Allowed
                             Claims.............................................................51
                  1.       Accrued Interest and Accrued Dividends...............................51
                  2.       Market Discount......................................................51
         C.       U.S. Federal Income Tax Consequences to the Debtor............................52
                  1.       Discharge of Indebtedness Income.....................................52
                  2.       Accrued Interest.....................................................53
                  3.       The e.Volve Transaction..............................................53
                  4.       e.Volve's Purchase of Assets of Axistel Subsidiaries.................54
                  5.       Utilization of Debtor's Net Operating Loss Carryovers................54

XIII.  ALTERNATIVES TO THE PLAN.................................................................56

         A.       Liquidation Under Chapter 7 of the Bankruptcy Code............................56
         B.       Alternatives to Chapter 11 Plan...............................................57

XIV.  CONCLUSION AND RECOMMENDATION.............................................................57

EXHIBITS

Exhibit A...........................Joint Plan of Reorganization by AxisTel
                                    Communications, Inc, Its Affiliated Debtors
                                    and Novo Networks, Inc.

Exhibit B...........................Order of the Bankruptcy Court, dated on or about November __, 2001 (the "Approval
                                    Order"), (i) Approving Form of Ballot and
                                    Proposed Solicitation and Tabulation
                                    Procedures, (ii) Fixing the Date, Time and
                                    Place for Voting on Chapter 11 Plan, (iii)
                                    Prescribing the Forms and Manner of Notice
                                    thereof, (iv) Fixing the Last Date for
                                    Filing Objections to Chapter 11 Plan; and
                                    (v) Scheduling a Hearing to Consider
                                    Confirmation of Chapter 11 Plan

Exhibit C...........................Ballot Tabulation and Solicitation
                                    Procedures, as approved by the Approval
                                    Order (the "Voting Procedures")

Exhibit D...........................Financial Projections

Exhibit E...........................The Liquidation Analysis

                                 I. INTRODUCTION

         AxisTel Communications, Inc. ("AxisTel"), Novo Networks Global Services, Inc. ("NNGSI"), Novo Networks International Services, Inc. ("NNISI"), e.Volve Technology Group, Inc., ("e.Volve"), Novo Networks Operating Corp. ("NNOC") and Novo Networks Metro Services, Inc. ("NNMSI," and together with AxisTel, NNGSI, NNISI, e.Volve and NNOC, the "Debtors"), as debtors and debtors in possession in the above-referenced chapter 11 cases (the "Chapter 11 Cases") and Novo Networks, Inc. ("NNI," and together with the Debtors, the "Proponents") submit this disclosure statement (the "Disclosure Statement") pursuant to
Section 1125 of title 11 of the United States Code (11 U.S.C. Sections 101 et seq., the "Bankruptcy Code") with respect to the Joint Plan of Reorganization by AxisTel Communications, Inc., its Affiliated Debtors and Novo Networks, Inc. (the "Plan").(1) This Disclosure Statement is to be used in connection with the solicitation of acceptances of the Plan, filed by the Proponents with the United States Bankruptcy Court for the District of Delaware (the "Bankruptcy Court"). A copy of the Plan is attached hereto as Exhibit "A." UNLESS OTHERWISE DEFINED HEREIN, TERMS USED HEREIN HAVE THE MEANING ASCRIBED THERETO IN THE PLAN (SEE
ARTICLE I OF THE PLAN ENTITLED "DEFINITIONS AND INTERPRETATIONS").

         Attached as Exhibits to this Disclosure Statement are the following documents:

         o        The Plan (Exhibit "A").

         o Order of the Bankruptcy Court, dated on or about November __, 2001 (the "Approval Order"), (i) Approving Form of Ballot and Proposed Solicitation and Tabulation Procedures, (ii) Fixing the Date, Time and Place for Voting on Chapter 11 Plan, (iii) Prescribing the Forms and Manner of Notice thereof, (iv) Fixing the Last Date for Filing Objections to Chapter 11 Plan; and (v) Scheduling a Hearing to Consider Confirmation of Chapter 11 Plan (Exhibit "B").

         o Ballot Tabulation and Solicitation Procedures, as approved by the Approval Order (the "Voting Procedures") (Exhibit "C").

         o        Financial Projections (Exhibit "D")

         o        The Liquidation Analysis (Exhibit "E").

         In addition, the ballot (the "Ballot") for acceptance or rejection of the Plan is enclosed with this Disclosure Statement if you are entitled to vote to accept or reject the Plan.

----------

(1) In filing this proposed Disclosure Statement and the Plan jointly with NNI, the Debtors do not waive, and fully reserve, their rights to exclusivity under 11 U.S.C. Section 1121.

              II. NOTICE TO HOLDERS OF CLAIMS AND EQUITY INTERESTS

         The purpose of this Disclosure Statement is to enable you, as a creditor whose Claim is impaired under the Plan, to make an informed decision in exercising your right to vote to accept or reject the Plan. See "Confirmation and Consummation Procedure - Solicitation of Votes."

         THIS DISCLOSURE STATEMENT HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THE STATEMENTS CONTAINED HEREIN.

         THIS DISCLOSURE STATEMENT CONTAINS IMPORTANT INFORMATION THAT MAY BEAR UPON YOUR DECISION TO ACCEPT OR REJECT THE PLAN. PLEASE READ THIS DOCUMENT WITH CARE.

         On or about November __, 2001, after notice and a hearing, the Bankruptcy Court entered an order pursuant to Section 1125 of the Bankruptcy Code, approving this Disclosure Statement (the "Approval Order") as containing adequate information of a kind, and in sufficient detail, to enable a hypothetical, reasonable investor typical of the solicited classes of Claims against the Debtors to make an informed judgment with respect to the acceptance or rejection of the Plan. A true and correct copy of the Approval Order is attached hereto as Exhibit "B," and should be referred to for details regarding the procedures for the solicitation of votes on the Plan.

         APPROVAL OF THIS DISCLOSURE STATEMENT BY THE BANKRUPTCY COURT DOES NOT CONSTITUTE A DETERMINATION BY THE BANKRUPTCY COURT OF THE FAIRNESS OR MERITS OF THE PLAN OR THE ACCURACY OR COMPLETENESS OF THE INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT.

         Each holder of a Claim entitled to vote to accept or reject the Plan should read this Disclosure Statement and the Plan in their entirety before voting. No solicitation of votes to accept or reject the Plan may be made except pursuant to this Disclosure Statement and Section 1125 of the Bankruptcy Code. Except for the Proponents and their professionals, no person has been authorized to use or promulgate any information concerning the Debtors, their businesses or the Plan, other than the information contained in this Disclosure Statement. You should not rely on any information relating to the Debtors, their businesses or the Plan other than that contained in this Disclosure Statement and the Plan and the exhibits hereto and thereto.

         After carefully reviewing this Disclosure Statement, including the attached exhibits, please indicate your acceptance or rejection of the Plan by voting in favor of or against the Plan on the enclosed Ballot and returning the same to the address set forth on the ballot, in the enclosed return envelope so that it will be actually received by the Debtors' balloting agent, Logan & Company, Inc., 546 Valley Road, Upper Montclair, NJ 07043, no later than 4:00 p.m., Prevailing Eastern Time, on November __, 2001 (the "Voting Deadline").

         You may be bound by the Plan if it is accepted by the requisite holders of Claims, even if you do not vote to accept the Plan. See "Confirmation and Consummation Procedure -- Solicitation of Votes; Confirmation -- Acceptance."

         TO BE SURE YOUR BALLOT IS COUNTED, YOUR BALLOT MUST BE ACTUALLY RECEIVED NO LATER THAN 4:00 P.M., PREVAILING EASTERN TIME ON NOVEMBER __, 2001. For a general description of the voting instructions and the name, address and phone number of the person you may contact if you have questions regarding the voting procedures, see "Confirmation and Consummation Procedures -- Solicitation of Votes."

         Pursuant to Section 1128 of the Bankruptcy Code, the Bankruptcy Court has scheduled a hearing to consider confirmation of the Plan (the "Confirmation Hearing") on December __, 2001 at ____ _.m., Prevailing Eastern Time, before the Honorable Randall J. Newsome, United States Bankruptcy Judge, 844 King Street, 2nd Floor, Wilmington, Delaware. The Bankruptcy Court has directed that objections, if any, to confirmation of the Plan be filed and served on or before November __, 2001 at 4:00 p.m., Prevailing Eastern Time, in the manner described under the caption, "Confirmation and Consummation Procedure - The Confirmation Hearing."

         THE PROPONENTS BELIEVE THAT THE PLAN MAXIMIZES CREDITOR RECOVERIES AND URGE ALL HOLDERS OF IMPAIRED CLAIMS TO VOTE TO ACCEPT THE PLAN.

                         III. EXPLANATION OF CHAPTER 11

A.       OVERVIEW OF CHAPTER 11.

         Chapter 11 is the principal reorganization chapter of the Bankruptcy Code. Pursuant to chapter 11, a debtor in possession attempts to reorganize its business for the benefit of the debtor, its creditors and other parties in interest. All Debtors except NNMSI commenced their Chapter 11 Cases with the Bankruptcy Court by filing voluntary petitions for relief under chapter 11 of the Bankruptcy Code on July 30, 2001 (the "Petition Date"). NNMSI commenced its Chapter 11 Case on September 14, 2001 (the "NNMSI Petition Date"). The Chapter 11 Cases for each of AxisTel, NNGSI, NNISI, e.Volve, NNOC and NNMSI are being jointly administered under Case No. 01-10005 (RJN). See "The Chapter 11 Cases - Commencement of the Chapter 11 Cases."

         The commencement of a chapter 11 case creates an estate comprised of all the legal and equitable interests of the debtor in property as of the date the petition is filed. Sections 1101, 1107 and 1108 of the Bankruptcy Code provide that a debtor may continue to operate its business and remain in possession of its property as a "debtor in possession" unless the bankruptcy court orders the appointment of a trustee. In the present Chapter 11 Cases, the Debtors have remained in possession of their property and continue to operate their businesses as debtors in possession. See "The Chapter 11 Cases - Continuation of Business After the Petition Date."

         The filing of a chapter 11 petition also triggers the automatic stay provisions of the Bankruptcy Code. Section 362 of the Bankruptcy Code provides, among other things, for an automatic stay of all attempts to collect or recover prepetition claims from the debtor or to otherwise interfere with, or exercise control over, the debtor's property or business. Except as otherwise ordered by the Bankruptcy Court, the automatic stay remains in full force and effect until the effective date of a confirmed plan of reorganization. In the present Chapter 11 Cases no creditor or party in interest has obtained relief from the automatic stay as of the date of this Disclosure Statement.

         The formulation of a plan of reorganization is the principal purpose of a chapter 11 case. The plan sets forth the means for satisfying claims against and interests in the debtor. Unless a trustee is appointed, only the debtor may file a plan during the first 120 days of a chapter 11 case (the "Exclusive Filing Period"). Section 1121(d) of the Bankruptcy Code, however, permits the court to extend or reduce the Exclusive Filing Period upon a showing of "cause." After the Exclusive Filing Period has expired, a creditor or other party in interest may file a plan, unless the debtor has filed a plan within the Exclusive Filing Period, in which case, the debtor is given 60 additional days pursuant to Section 1121(d) of the Bankruptcy Code (the "Exclusive Solicitation Period" and, collectively, with the Exclusive Filing Period, the "Exclusive Periods") during which it may solicit acceptances of its plan. The Exclusive Periods may also be extended or reduced by the court upon a showing of "cause." In the present Chapter 11 Cases, the Debtors' original Exclusive Filing Period and Exclusive Solicitation Period were scheduled to expire on November 27, 2001 and January 26, 2002, respectively. The Debtors may file a motion to extend the Exclusive Solicitation Period. Meanwhile, the Debtors maintain the exclusive right to solicit votes for acceptance of a plan.

B.       PLAN OF REORGANIZATION.

         Although referred to as a plan of reorganization, a plan may provide for anything from a complex restructuring of a debtor's business and its related obligations to a simple liquidation of the debtor's assets. In either event, upon confirmation of the plan, it becomes binding on the debtor and all of its creditors and equity holders, and the obligations owed by the debtor to such parties are compromised and exchanged for the obligations specified in the plan.

         After a plan of reorganization has been filed, the holders of impaired claims against and interests in a debtor are permitted to vote to accept or reject the plan, provided such holders are to receive distributions under the plan. Before soliciting acceptances to the proposed plan, Section 1125 of the Bankruptcy Code requires the debtor to prepare a disclosure statement containing adequate information of a kind, and in sufficient detail, to enable a hypothetical reasonable investor to make an informed judgment about the plan. THIS DISCLOSURE STATEMENT IS PRESENTED TO HOLDERS OF CLAIMS AGAINST THE DEBTORS TO SATISFY THE REQUIREMENTS OF SECTION 1125 OF THE BANKRUPTCY CODE IN CONNECTION WITH THE PROPONENTS' SOLICITATION OF VOTES ON THE PLAN.

         If all classes of claims and interests accept a plan of reorganization, the bankruptcy court may confirm the plan if the court independently determines that the requirements of Section 1129 of the Bankruptcy Code have been satisfied. See "Confirmation and Consummation Procedure."

Section 1129 of the Bankruptcy Code sets forth the requirements for confirmation of a plan and, among other things, requires that a plan meet the "best interests" of creditors test and be "feasible." The "best interests" test generally requires that the value of the consideration to be distributed to the holders of claims or equity interests under a plan is not less than those parties would receive if the debtor were liquidated pursuant to a hypothetical liquidation occurring under chapter 7 of the Bankruptcy Code. Under the "feasibility" requirement, the court generally must find that there is a reasonable probability that the debtor will be able to meet its obligations under its plan without the need for further financial reorganization. WITH THE EXCEPTION OF APPROVAL OF THE PLAN BY ALL IMPAIRED CLASSES, THE PROPONENTS BELIEVE THAT THE PLAN SATISFIES ALL THE APPLICABLE REQUIREMENTS OF SECTION 1129(a) OF THE BANKRUPTCY CODE, INCLUDING, IN PARTICULAR, THE BEST INTERESTS OF CREDITORS TEST AND THE FEASIBILITY REQUIREMENT.

         Chapter 11 does not require that each holder of a claim or interest in a particular class vote in favor of a plan of reorganization in order for the bankruptcy court to determine that the class has accepted the plan. See "Confirmation and Consummation Procedure -- Solicitation of Votes." Rather, a class of claims will be determined to have accepted the plan if the court determines that the plan has been accepted by a majority in number and two-thirds in amount of those claims actually voting in such class. IN THE PRESENT CASES, ONLY THE HOLDERS OF CLAIMS WHO ACTUALLY VOTE WILL BE COUNTED AS EITHER ACCEPTING OR REJECTING THE PLAN.

         In addition, classes of claims or equity interests that are not "impaired" under a plan of reorganization are conclusively presumed to have accepted the plan and thus are not entitled to vote. See "Confirmation and Consummation Procedure -- Solicitation of Votes." Accordingly, acceptances of a plan will generally be solicited only from those persons who hold claims or equity interests in an impaired class. A class is "impaired" if the legal, equitable, or contractual rights associated with the claims or equity interests of that class are modified in any way under the plan. Modification for purposes of determining impairment, however, does not include curing defaults and reinstating maturity or payment in full in cash on the effective date of the plan. CLASS 1 (PRIORITY CLAIMS) AND CLASS 2 (SECURED CLAIMS) ARE UNIMPAIRED UNDER THE PLAN, WHILE CLASS 3 (UNSECURED CLAIMS) AND CLASS 4 (EQUITY INTERESTS) ARE IMPAIRED. CLASS 3 AND CLASS 4 ARE ENTITLED TO VOTE ON THE PLAN. CLASS 1 AND CLASS 2 ARE DEEMED TO HAVE ACCEPTED THE PLAN.

         The bankruptcy court may also confirm a plan of reorganization even though fewer than all classes of impaired claims and equity interests accept it. For a plan of reorganization to be confirmed despite its rejection by a class of impaired claims or equity interests, the proponent of the plan must show, among other things, that the plan does not "discriminate unfairly" and that the plan is "fair and equitable" with respect to each impaired class of claims or equity interests that has not accepted the plan. See "Confirmation and Consummation Procedure."

         Under Section 1129(b) of the Bankruptcy Code, a plan is "fair and equitable" as to a rejecting class of claims or equity interests if, among other things, the plan provides: (a) with respect to secured claims, that each such holder will receive or retain on account of its claim property that has a value, as of the effective date of the plan, an amount equal to the allowed amount of such claim or such other treatment as accepted by the holder of such claim; and
(b) with respect to unsecured claims and equity interests, that the holder of any claim or equity interest that is junior to the claims or equity interests of such class will not receive or retain on account of such junior claim or equity interest any property at all unless the senior class is paid in full.

         A plan does not "discriminate unfairly" against a rejecting class of claims or equity interests if (a) the relative value of the recovery of such class under the plan does not differ materially from that of any class (or classes) of similarly situated claims or equity interests, and (b) no senior class of claims or equity interests is to receive more than 100% of the amount of the claims or equity interests in such class. THE PROPONENTS BELIEVE THAT THE PLAN HAS BEEN STRUCTURED SO THAT IT WILL SATISFY THE FOREGOING REQUIREMENTS AS TO ANY REJECTING CLASS OF CLAIMS OR EQUITY INTERESTS, AND CAN THEREFORE BE CONFIRMED DESPITE A REJECTION BY HOLDERS OF UNSECURED CLAIMS IN CLASS 3 OR EQUITY INTERESTS IN CLASS 4.

                            IV. OVERVIEW OF THE PLAN

A.       GENERAL.

         The Plan effectuates a reorganization of the Debtors by preserving the going concern value of the Debtors' core telecommunications assets while implementing a restructuring of Claims against the Debtors. The Plan also incorporates a global settlement of all Claims and Causes of Action as between each of the respective Proponents as of the Effective Date of the Plan.

         Consistent with the direction the Debtors have taken since the Petition Date, the Plan reorganizes the business of e.Volve while maximizing the value of the Assets of the AxisTel Debtors. During the Chapter 11 Cases, to prevent the continued incurrence of significant operating losses, the Debtors terminated substantially all operations of the AxisTel Debtors. Accordingly, the only remaining AxisTel Operating Assets are an IRU (an indefeasible right of use for fiber optic transport between New York and Los Angeles) and Siemens Switch (an ESWD telecommunications switch leased from Telecommunications Finance Group of Siemens Carriers Networks LLC). On the other hand, e.Volve is a provider of packet-based telecommunications services delivering low-cost, high quality network transport for the U.S. to Mexico market to primarily large and medium sized telecommunications providers such as Qwest Communications Corporation ("Qwest").

         The centerpiece of the Plan is built around a reorganization of e.Volve, which focuses on developing positive cash flow from e.Volve's international facilities-based network. Pursuant to the Plan and the e.Volve Transaction Documents, on the Effective Date, e.Volve shall acquire the AxisTel Operating Assets from AxisTel in exchange for a portion of the Plan Securities issued by e.Volve, as described below. The Plan Securities, in the aggregate principal amount of $8.5 million as of the Effective Date, consist of: (i) the e.Volve Note in the principal amount of $4 million, and (ii) e.Volve Preferred Stock in the stated amount of $4.5 million As a result of the e.Volve Transaction, $2.5 million of the Plan Securities (consisting of $1 million principal amount of the e.Volve Note and $1.5 million of e.Volve Preferred Stock, as of the Effective Date) will be paid to AxisTel as consideration for the purchase by e.Volve of the AxisTel Operating Assets under the Plan. The Remaining Plan Securities, consisting of $3 million principal amount of the e.Volve Note and $3 million of the e.Volve Preferred Stock, plus Available Proceeds from the liquidation of e.Volve Non-Operating Assets, shall be used to satisfy all Allowed Claims against e.Volve, and the e.Volve Residual Consideration will be distributed to NNOC under the Plan. After payment in full of all Allowed Claims against NNOC from the e.Volve Residual Consideration, the NNOC Residual Consideration will be distributed to AxisTel as Settlement Proceeds in accordance with the Settlement, as described below.

         The Plan incorporates a compromise and settlement, pursuant to Section 1123(b)(3) of the Bankruptcy Code and Bankruptcy Rule 9019, of all Claims and Causes of Action as between each of the respective Proponents as of the Effective Date of the Plan, whereby (A) the e.Volve Claim against AxisTel (in the approximate amount of $1.5 million) shall be released, waived and forever discharged; (B) except as otherwise set forth in the Plan, the Proponents shall exchange mutual releases of any and all Claims and Causes of Action against each other and each of their respective subsidiaries, officers, directors, employees (but only those directors, officers or employees serving in such capacities on the Effective Date), agents, representatives, advisors, attorneys, successors and assigns based in whole or in part on any act, omission, event, circumstance, condition or thing that occurred or existed prior to the Effective Date; (C) NNOC shall retain its 100% ownership interest in AxisTel; and (D) on the Effective Date, all Persons who have been, are, or may be holders of Claims against or Equity Interests in the Debtors shall be enjoined from taking any action against or affecting the Proponents, the Estates, or the Assets with respect to such Claims or Equity Interests (other than to enforce provisions of the Plan), as provided in the Plan. As a result of the Settlement, holders of Allowed Claims against AxisTel shall receive an additional Distribution from the Settlement Proceeds (in addition to the initial $12.5 million of Plan Securities received by AxisTel as a result of the acquisition of the AxisTel Operating Assets by e.Volve pursuant to the e.Volve Transaction).

B.       SUMMARY OF CLASSIFICATION AND TREATMENT UNDER THE PLAN.

         The following table provides a summary of the classification and treatment under the Plan of all Claims and Equity Interests and is intended only to highlight information contained elsewhere in this Disclosure Statement. The summary is qualified in its entirety by the more detailed information in the Plan, the financial statements, including the notes thereto, the projections of certain financial data and the assumptions thereto, the pro forma information appearing elsewhere in this Disclosure Statement, the Exhibits hereto, and the other documents referenced herein. The Administrative Claims and Tax Claims shown below constitute the Debtors' estimate of the amount of such Claims to be paid in cash on the Effective Date, taking into account amounts paid or projected to be paid prior to that date. The total amount of Allowed Priority Claims, Allowed Secured Claims and Allowed Unsecured Claims shown below reflects the Debtors' current estimate, based upon the Debtors' schedules, books and records, and the informed opinion of the Debtors' financial advisors and other professionals, of the likely amount of such Claims, after the resolution by settlement or litigation of Claims that the Debtors believe are subject to disallowance or reduction. However, because no assurances can be provided regarding the amount of Claims that will ultimately be disallowed or reduced, and because numerous Claims have been filed that exceed the amounts reflected for such Claims in the Debtors' schedules, distributions under the Plan to certain classes of claims may differ substantially from the projected ultimate recoveries reflected below. Reference should be made to the entire Disclosure Statement and to the Plan for a complete description of the classification and treatment of Claims and Equity Interests.

         THE PLAN CLASSIFIES CLAIMS AGAINST AND EQUITY INTERESTS IN EACH DEBTOR AS FOLLOWS: EXCEPT AS TO AXISTEL, NNGSI, NNISI AND NNMSI (COLLECTIVELY, THE "AXISTEL DEBTORS"), THE CLAIMS AGAINST AND EQUITY INTERESTS IN EACH DEBTOR SHALL BE TREATED SEPARATELY FOR ALL PURPOSES UNDER THE PLAN (INCLUDING, BUT NOT LIMITED TO, DISTRIBUTIONS AND VOTING). WITH RESPECT TO THE AXISTEL DEBTORS, THEIR ESTATES SHALL BE SUBSTANTIALLY CONSOLIDATED UNDER THE PLAN AND CLAIMS AGAINST AND EQUITY INTERESTS IN THE AXISTEL DEBTORS SHALL BE TREATED AS ONE FOR PURPOSES OF VOTING AND DISTRIBUTIONS.

         1.       CLASSIFIED CLAIMS AND INTERESTS AGAINST E.VOLVE.(2)

Class 1                                 Unimpaired.
Priority Claims                         Each holder of an Allowed Priority Claim
                                        shall be unimpaired under the Plan and,
                                        pursuant to Section 1124 of the
                                        Bankruptcy Code, all of the legal,
                                        equitable and contractual rights of each holder of an Allowed Priority Claim in respect of such Claim shall be fully reinstated and retained as though the Chapter 11 Cases had not been filed, except as provided in Section 1124(2)(A)
                                        - (C) of the Bankruptcy Code, and the
                                        holders of such Allowed Priority Claims
                                        shall be paid in full.

Total Estimated Claims:                 $
                                         -------------------
                                        Estimated Recovery:  100%


----------

(2) The following tables are only summaries of the classification and treatment of Claims and Equity Interests under the Plan. Reference should be made to the entire Disclosure Statement and the Plan for a complete description of such classification and treatment.

Class 2                                Unimpaired.
Secured Claims                         Each holder of an Allowed Secured Claim
                                       shall be unimpaired under the Plan and,
                                       pursuant to Section 1124 of the
                                       Bankruptcy Code, all of the legal,
                                       equitable and contractual rights of each holder of an Allowed Secured Claim in respect of such Claim shall be fully reinstated and retained as though the Chapter 11 Cases had not been filed, except as provided in Section
                                       1124(2)(A)-(C) of the Bankruptcy Code,
                                       and the holder of such Allowed Secured
                                       Claims shall be paid in full.

Total Estimated Claims:                $
                                        --------------------
                                       Estimated Recovery: 100% of Allowed Claim

Class 3                                Impaired.
Unsecured Claims                       Each holder of an Allowed Unsecured
                                       Claim against e.Volve shall receive on
                                       the Distribution Date, a Pro Rata Share
                                       of e.Volve's Available Proceeds, until
                                       such Allowed Claim has been paid in
                                       full.

Total Estimated Claims:                $2,700,000
                                       Estimated Recovery: 100% of Allowed Claim

Class 4                                Impaired.
Equity Interests                       NNOC as the holder of 100% of the
                                       Allowed Equity Interests in e.Volve will receive the e.Volve Residual
                                       Consideration on the Distribution Date
                                       on account of such Equity Interests and
                                       shall retain its ownership interests
                                       under the Plan.

         2. CLASSIFIED CLAIMS AND INTERESTS AGAINST THE AXISTEL DEBTORS (I.E., AXISTEL, NNGSI, NNISI, NNMSI).

Class 1                                Unimpaired.
Priority Claims                        Each holder of an Allowed Priority Claim
                                       shall be unimpaired under the Plan and,
                                       pursuant to Section 1124 of the
                                       Bankruptcy Code, all of the legal,
                                       equitable and contractual rights of each holder of an Allowed Priority Claim in respect of such Claim shall be fully reinstated and retained as though the Chapter 11 Cases had not been filed, except as provided in Section 1124(2)(A)
                                       - (C) of the Bankruptcy Code, and the
                                       holders of such Allowed Priority Claims
                                       shall be paid in full.

Total Estimated Claims:                $
                                        -------------------
                                       Estimated Recovery:  100%

Class 2                                Unimpaired.
Secured Claims                         Each holder of an Allowed Secured Claim
                                       shall be unimpaired under the Plan and,
                                       pursuant to Section 1124 of the
                                       Bankruptcy Code, all of the legal,
                                       equitable and contractual rights of each holder of an Allowed Secured Claim in respect of such Claim shall be fully reinstated and retained as though the Chapter 11 Cases had not been filed, except as provided in Section
                                       1124(2)(A)-(C) of the Bankruptcy Code,
                                       and the holder of such Allowed Secured
                                       Claims shall be paid in full.

Total Estimated Claims:                $
                                        -------------------
                                       Estimated Recovery: 100% of Allowed Claim

Class 3                                Impaired.
Unsecured Claims                       Each holder of an Allowed Unsecured Claim
                                       against the AxisTel Debtors shall receive on the Distribution Date, a Pro Rata share of (A) the AxisTel Debtors'
                                       Available Proceeds and (B) the Settlement
                                       Proceeds, until such Allowed Claim has
                                       been paid in full.


Total Estimated Claims:                $15,000,000
                                       Estimated Recovery: 37% of Allowed Claim

Class 4                                Impaired.
Equity                                 Interests AxisTel, as the holder of 100%
                                       of the Allowed Equity Interests in NNGSI,
                                       NNISI and NNMSI, shall retain its
                                       ownership interests under the Plan.
                                       Pursuant to the Settlement, NNOC, as the holder of 100% of the Allowed Equity
                                       Interests in AxisTel, shall retain its
                                       ownership interests under the Plan.

Total Estimated Holders:               As described above, AxisTel is a
                                       wholly-owned subsidiary of NNOC. NNISI,
                                       NNGSI and NNMSI are wholly-owned
                                       subsidiaries of AxisTel.

         3.       CLASSIFIED CLAIMS AND INTERESTS AGAINST NNOC.

Class 1                                Unimpaired.
Priority Claims                        Each holder of an Allowed Priority Claim
                                       shall be unimpaired under the Plan and,
                                       pursuant to Section 1124 of the
                                       Bankruptcy Code, all of the legal,
                                       equitable and contractual rights of each holder of an Allowed Priority Claim in respect of such Claim shall be fully reinstated and retained as though the Chapter 11 Cases had not been filed, except as provided in Section 1124(2)(A)
                                       - (C) of the Bankruptcy Code, and the
                                       holders of such Allowed Priority Claims
                                       shall be paid in full.

Total Estimated Claims:                $
                                        -----------------
                                       Estimated Recovery:  100%

Class 2                                Unimpaired.
Secured Claims                         Each holder of an Allowed Secured Claim
                                       shall be unimpaired under the Plan and,
                                       pursuant to Section 1124 of the
                                       Bankruptcy Code, all of the legal,
                                       equitable and contractual rights of each holder of an Allowed Secured Claim in respect of such Claim shall be fully reinstated and retained as though the Chapter 11 Cases had not been filed, except as provided in Section
                                       1124(2)(A)-(C) of the Bankruptcy Code,
                                       and the holder of such Allowed Secured
                                       Claims shall be paid in full.

Total Estimated Claims:                $
                                        -----------------
                                       Estimated Recovery: 100% of Allowed Claim

Class 3                                Impaired.
Unsecured                              Claims Each holder of an Allowed
                                       Unsecured Claim against NNOC shall
                                       receive on the Distribution Date, a Pro
                                       Rata Share of (A) NNOC's Available
                                       Proceeds, and (B) the e.Volve Residual
                                       Consideration, until such Allowed Claims has been paid in full.

Total Estimated Claims:                $215,000
                                       Estimated Recovery: 100% of Allowed Claim


Class 4                                Impaired.
Equity Interests                       NNI, as the holder of 100% of the Allowed
                                       Equity Interests in NNOC, shall retain
                                       its ownership interests under the Plan.

Total Estimated Holders:               As described above, NNOC is the
                                       wholly-owned subsidiary of NNI.

C.       UNCLASSIFIED CLAIMS AGAINST THE DEBTORS.

Administrative Claims(3)               Unimpaired.
                                       The Plan provides that all Allowed
                                       Administrative Claims shall receive (i)
                                       the amount of such holder's Allowed Claim in one Cash payment, or (ii) such other treatment as may be agreed upon in writing by the Debtors and such holder;
                                       provided, that an Administrative Claim
                                       representing a liability incurred in the ordinary course of business of the Debtors may be paid at the Debtors' election in the ordinary course of business. All Allowed Administrative
                                       Claims shall be paid by, and shall be the sole responsibility of, the Debtors and the Disbursing Agent as that term is defined in the Plan. As provided in
                                       Section 1123(a)(1) of the Bankruptcy
                                       Code, Administrative Claims and Tax
                                       Claims shall not be classified for
                                       purposes of voting or receiving
                                       distributions under the Plan. Rather, all such Claims shall be treated separately as unclassified Claims.

Total Estimated Claims:                $
                                        -----------------
                                       Estimated Recovery: 100% of Allowed
                                       Claim.

----------

(3) The Administrative Claims category includes the estimated amount of those Claims which will be paid as of the Effective Date. This category does not include Administrative Claims that will be paid in the normal course of business by the Debtors, such as postpetition trade payables, Fee Claims that have been paid on an interim basis pursuant to orders of the Bankruptcy Court prior to the Effective Date, or any Administrative Claim that will be settled on other terms.

Tax Claims                             Unimpaired.
                                       At the election of the Debtors, each
                                       holder of an Allowed Tax Claim shall
                                       receive in full satisfaction of such
                                       holder's Allowed Tax Claim, (a) the
                                       amount of such holder's Allowed Tax
                                       Claim, with Post-Confirmation Interest
                                       thereon, in equal annual Cash payments on each anniversary of the Effective Date, until the sixth anniversary of the date of assessment of such Tax Claim (provided that the Disbursing Agent may prepay the balance of any such Allowed Tax Claim at any time without penalty); (b) a lesser amount in one Cash payment as may be agreed upon in writing by such holder; or
                                       (c) such other treatment as may be agreed upon in writing by such holder. The
                                       Confirmation Order shall constitute and
                                       provide for an injunction by the
                                       Bankruptcy Court as of the Effective Date against any holder of a Tax Claim from commencing or continuing any action or proceeding against any responsible person or officer or director of the Debtors that otherwise would be liable to such holder for payment of a Tax Claim so long as no default has occurred with respect to such Tax Claim under the Plan.

Total Estimated Claims:                $
                                        -----------------
                                       Estimated Recovery: 100% of Allowed Claim

D.       DISTRIBUTIONS TO CLASSES OF CREDITORS PURSUANT TO THE PLAN.

         The Plan provides that the Disbursing Agent shall make all Distributions required under the Plan. Except as otherwise provided in the Plan, any Distribution to be made pursuant to the Plan shall be deemed to have been timely made if made within ten (10) days after the time therefor specified in the Plan. Whenever any Distribution to be made under this Plan shall be due on a day other than a Business Day, such Distribution shall instead be made, without interest, on the immediately succeeding Business Day, but shall be deemed to have been made on the date due. For federal income tax purposes, a Distribution will be allocated to the principal amount of a Claim first and then, to the extent the Distribution exceeds the principal amount of the Claim, to the portion of the Claim representing accrued but unpaid interest.

         Pursuant to the Plan, all Cash necessary for the Disbursing Agent to make payments and Distributions shall be obtained from, as to any Debtor, existing cash balances, the Net Consideration such Debtor receives from the e.Volve Transaction, the Non-Operating Asset Auction, and the liquidation of its Residual Assets. No Distribution of less than twenty-five dollars ($25.00) in value shall be made by the Disbursing Agent to the holder of any Claim unless a request therefor is made in writing to the Disbursing Agent. Subject to Bankruptcy Rule

9010, any Distribution or delivery to a holder of an Allowed Claim or Equity Interest shall be made at the address of such holder as set forth on the proof of Claim filed by such holder (or at the last known address of such holder if no proof of claim is filed or if the Disbursing Agent or the Debtors, as the case may be, have been notified of a change of address). If any holder's Distribution or payment is returned to the Disbursing Agent as undeliverable, no further Distributions or payments to such holder shall be made unless and until the Disbursing Agent is notified of such holder's then current address within three months after such Distribution or payment was returned, at which time any missed Distribution or payment shall be made to such holder without interest.

         Checks issued in respect of Allowed Claims shall be null and void if not negotiated within one hundred and eighty (180) days after the date of issuance thereof. Requests for reissuance of any check shall be made directly to the Disbursing Agent by the holder of the Allowed Claim with respect to which such check originally was issued. Any claim in respect of such a voided check shall be made on or before the later of (a) the first anniversary of the date on which such Distribution was made and (b) one hundred and eighty (180) days after the date of the issuance of such check. After such date, all claims in respect of void checks shall be discharged and forever barred. All unclaimed Distributions shall revert to the applicable Debtor.

         Following confirmation of the Plan, the Plan will become effective (as such term is used in Section 1129 of the Bankruptcy Code) on the date on which the conditions precedent to the effectiveness of the Plan specified in Section
9.2 of the Plan have been satisfied or waived or, if a stay of the Confirmation Order is in effect on such date, the first Business Day after the dissolution, lifting, or expiration of such stay. For purposes of this Disclosure Statement, the Debtors have assumed that the Effective Date will be on or before December __, 2001. Of course, there can be no certainty that the Effective Date will occur by such date, and the satisfaction of many of the conditions to the occurrence of the Effective Date is beyond the control of the Debtors.

         Distributions will be made to holders of Allowed DIP Claims on the Effective Date. Distributions on account of Allowed Administrative Claims (other than Administrative Claims which will be paid in the ordinary course of business), Allowed Priority Claims, Allowed Secured Claims, and Allowed Unsecured Claims will be made on the Distribution Date or as soon as practicable thereafter and such Distribution shall be deemed to have been made timely if made within ten (10) days from the time specified in the Plan. Distributions on account of Allowed Tax Claims shall be made, at the sole option of the Debtors, in (a) annual Cash payments equal to such holder's Allowed Tax Claim with Post-Confirmation Interest over a period through the sixth anniversary of the date of assessment of such Allowed Tax Claim, commencing on the first anniversary of the Effective Date, (b) one Cash payment of some lesser amount agreed to in writing by the Debtors and such holder, or (c) such other treatment as may be agreed upon in writing by such creditor.

         Notwithstanding the foregoing, a Distribution on account of a Contested Claim will be made only when, and to the extent that, such Contested Claim becomes Allowed. All Distributions to be made in Cash under the Plan will be made by check drawn on a domestic bank or wire transfer from a domestic bank. No Cash in fractions of cents will be paid. All fractional cents shall be rounded to the nearest whole cent.

                            V. BACKGROUND OF DEBTORS

A.       CURRENT OPERATIONS.

         Since the Petition Date, the Debtors have reduced operating costs and overhead substantially by terminating non-essential employees, rejecting burdensome leases, and implementing a turnaround of the core operations of e.Volve's facilities-based network of providing international telecommunications services. In that regard, the Debtors have expanded their business relationship with e.Volve's largest customer, Qwest. Prior to the Petition Date, e.Volve operated at a diminished capacity and AxisTel operated at substantial losses. Based on e.Volve's expanded business with Qwest (subject to entry of certain commitments and definitive agreements with Qwest which form the basis of the Debtors' business plan and Projections), the Debtors believe that e.Volve will achieve substantial volume and increased revenues from its core network. Notably, e.Volve's largest customer, Qwest, accounted for approximately 70% of the traffic carried by e.Volve for the twelve months ended August 31, 2001 and approximately 100% of the traffic since the Petition Date.

B.       COMPETITION.

         The international communications industry is highly competitive and significantly affected by regulatory changes, marketing and pricing decisions of the larger industry participants, and the introduction of new services made possible by technological advances. Long distance service providers compete on the basis of price, customer service, product quality, and breadth of services offered. E.Volve has a variety of competitors in the geographic market in which it operates. As the international communications markets continue to deregulate, competition in these markets will increase, similar to the competitive environment that has developed in the United States following the AT&T divestiture in 1984. Prices of long-distance calls have declined historically and are likely to continue to decrease. A number of major competitive international carriers, including Pacific Gateway Exchange, World Access, RSL COM U.S.A., Inc. ("RSL"), and Star Telecom have been unable to withstand competitive and financial pressures and have sought bankruptcy protection. In addition, many of the surviving competitors are significantly larger, have substantially greater financial, technical, and market resources, and larger networks.

         Privatization and deregulation have had, and are expected to continue to have, significant effects on competition in the industry. For example, as a result of legislation enacted in the United States, regional Bell operating companies have been allowed to enter certain long distance markets and cable television companies and utilities will be allowed to enter both the local and long distance telecommunications markets. In addition, competition has begun to increase in the European Union communications markets in connection with the deregulation of telecommunications industry in most EU countries, which began in January 1998. This increase in competition could adversely affect net revenue per minute and gross margin as a percentage of net revenue.


C. HISTORY OF DEBTORS.


         1. ACQUISITION BY NNI.

         The Debtors are direct and indirect wholly-owned subsidiaries of NNI, a Delaware corporation and publicly traded holding company. In the fall of 1999, NNI completed a series of transactions whereby it acquired two wholly-owned operating subsidiaries, e.Volve and AxisTel. In the fall of 2000, NNI implemented a reorganization whereby (i) NNOC became a wholly-owned subsidiary of NNI and (ii) AxisTel and e.Volve became wholly-owned subsidiaries of NNOC. NNISI, NNGSI and NNMSI are wholly-owned subsidiaries of AxisTel.


         2. INITIAL BUSINESS PLAN.

         Through August 2000, NNI's strategy, which it referred to as "building a Communications Econet," was by acquiring, developing and investing in communications-related businesses and support services that leverage the power of the Internet. At the center of this strategy were investments by NNI in AxisTel, e.Volve and Internet Global Services, Inc ("iGlobal"), a wholly-owned subsidiary of NNOC. This network buildout focused on the deployment and operation of private, managed global communications networks. Since the initial deployment of those networks, AxisTel and e.Volve utilized their networks primarily to provide communications services to communications service providers, such as Qwest, AT&T and RSL.

         3. EVENTS PRECIPITATING CHAPTER 11 FILINGS.

         The Debtors were not able to raise capital from external sources in amounts necessary to complete the build-out of their planned global network. In September 2000, the Debtors sought to capitalize on the expanding broadband market by building a global network that intended to provide data transport, Internet access and value added services to communications, Internet and applications service providers. Implementation of this plan required that the Debtors greatly expand their existing networks both domestically and internationally by adding fiber optic transport capacity and sophisticated telecommunications equipment and increasing facilities to house both the new equipment and a greatly expanded sales staff. This network expansion plan required that the Debtors raise substantial additional capital, which the Debtors planned to raise from vendors and from one or more issuances of equity by NNI.

         The Debtors began efforts to implement this plan in the fall of 2000. They approached numerous vendors of equipment and fiber capacity, aggressively hired industry veterans for sales and network management positions, identified and negotiated leases and collocation agreements and, through the efforts of NNI, attempted to raise equity in the capital markets. During this time period, the Debtors continued to operate their historical, telecommunications business. The Debtors pursued this plan until the end of the first quarter of calendar 2001.

         Unfortunately, this business plan did not succeed as expected. In addition, JP Morgan was retained to market the companies, but that effort did not result in the consummation of a transaction. Further, the Debtors continued to be faced with liquidity constraints. After evaluating all their restructuring alternatives, the Debtors decided that seeking protection under chapter 11 of the Bankruptcy Code is the most prudent option.

D. RECENT FINANCIAL PERFORMANCE, CONDITION OF DEBTORS.


         For the fiscal year ended June 30, 2000, the Debtors had gross revenues of approximately $55 million, and their books and records reflected assets totaling approximately $38 million, and liabilities of approximately $16 million. For the three months ending March 31, 2001, the Debtors had gross revenues of approximately $19 million, as compared to approximately $16 million for the three months ending March 31, 2000. At the end of that period, the Debtors' assets totaled approximately $45 million, and their liabilities totaled approximated $22 million.


                           VI. PREPETITION LITIGATION

         As of the Petition Date, one or more of the Debtors was a party to various litigation in federal or state court. Some of the litigation is described below.

A. WHOLESALE TELECOM CORPORATION V. NOVO NETWORKS INTERNATIONAL SERVICES, INC.

         On May 16, 2001, WTC filed suit against NNIS in the United States District Court for the Southern District of Florida for fraud, breach of contract, fraud in the inducement, and specific performance in connection with an agreement for the provision of services by NNIS to WTC. In its complaint, WTC seeks to recover from NNIS compensatory damages in excess of $500,000 and punitive damages in excess of $50,000,000. WTC alleges that NNIS failed to provide reliable and fully-protected circuits. Accordingly, WTC refused to pay NNIS for certain services. NNIS repeatedly attempted to address WTC's concerns. However, when WTC persisted in its refusal to pay even undisputed amounts, NNIS suspended services. WTC responded by commencing this litigation. NNIS has filed a motion to dismiss the federal court case based on a mandatory arbitration provision in the agreement. NNIS intends to vigorously defend against WTC's claims and seek all relief to which it may be entitled, including, without limitation, the recovery of all amounts owed for services rendered, pursuant to the applicable rules of the American Arbitration Association. As a result of the commencement of the Chapter 11 Cases, the action has been stayed by virtue of the automatic stay, 11 U.S.C. Section 362.

B. ELTRAX SYSTEMS, INC. V. ORIX SYSTEMS, INC.,
   ORIX GLOBAL COMMUNICATIONS, INC., AND KERRY ROGERS.

         On April 7, 1998, Orix Systems commenced a lawsuit in the Eighth Judicial District Court of Clark County, Nevada, against Eltrax for allegedly supplying faulty items of equipment to Orix Systems. In turn, Eltrax commenced a separate lawsuit in the United States District Court for the Southern District of Nevada against Orix Systems, Orix Global (n/k/a e.Volve Technology Group, Inc.), and Mr. Rogers for allegedly failing to pay approximately $381,802.00 for said equipment. Orix Systems's lawsuit was removed by Eltrax to the United States District Court for the Southern District of Nevada, and it was ultimately consolidated with Eltrax's lawsuit. Thereafter, the district judge took under advisement a recommendation from the magistrate judge that a default judgment be entered against Orix Systems, Orix Global, and Mr. Rogers for purported failures to respond to discovery requests from Eltrax while both companies were under the common control of Mr. Rogers. Orix Global was later acquired by Novo Networks, Inc. Orix Global, under the guidance of a new attorney, attempted to explain the difference between Orix Systems and Orix Global and asserted that any obligation to Eltrax must be deemed the responsibility of Orix Systems and Mr. Rogers. Nevertheless, on April 10, 2001, the district judge adopted the recommendation of the magistrate judge and entered a default judgment against Orix Systems and Orix Global and held them jointly and severally liable to Eltrax for the debt of $381,802.00, plus pre-judgment interest at the rate of 10.5% per annum, from February 19, 1998, through April 10, 2001, and post-judgment interest thereafter. On May 10, 2001, Orix Global appealed the default judgment to the United States Court of Appeals for the Ninth Circuit. Orix Global intends to vigorously pursue its rights throughout the appellate process.

                            VII. THE CHAPTER 11 CASES


A. COMMENCEMENT OF THE CHAPTER 11 CASES.

         On July 30, 2001, all of the Debtors except NNMSI (hereafter, the "Initial Debtors") commenced chapter 11 cases by each filing a voluntary petition for protection under chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware. On September 14, 2001, NNMSI commenced its chapter 11 case by filing a voluntary petition in the Bankruptcy Court. The Chapter 11 Cases are being jointly administered under Case No. 00-10005 (RJN).


B. CONTINUATION OF BUSINESS AFTER THE PETITION DATE.

         Since filing for chapter 11, the Debtors have continued to operate their businesses and manage their property as debtors in possession pursuant to Sections 1107(a) and 1108 of the Bankruptcy Code. At the "first day" hearing before the Honorable Joseph J. Farnan, Jr. on August 1, 2001 (the "First Day Hearings"), the Initial Debtors sought and obtained authority from the Bankruptcy Court with respect to a number of matters deemed by them to be essential to their smooth and efficient transition into chapter 11 administration and to stabilize their operations, including without limitation:


         1. DIP CREDIT FACILITY.

         Prior to the Petition Date, the Initial Debtors determined that they would require debtor in possession financing to obtain necessary goods and services in connection with their operations, to pay their employees, to restore confidence and support from their vendors, suppliers, customers, and employees, and to facilitate their ability to operate their businesses in the event they commenced cases under chapter 11 of the Bankruptcy Code.

         In that regard, prior to commencing the Chapter 11 Cases, the Initial Debtors obtained a commitment from NNI to provide postpetition financing in an amount not to exceed $1,600,000 in the aggregate. The commitment of NNI to provide such financing was conditioned upon, among other things, obtaining valid first and senior liens with superpriority status pursuant to Section 364(c)(1) of the Bankruptcy Code on substantially all of the Debtors' assets, including all of the Debtors' cash and bank accounts, to secure such obligations.

         By order dated August 1, 2001 (the "Interim DIP Order"), the Bankruptcy Court approved on an interim basis postpetition secured financing to the Debtors by NNI up to $1,200,000 in accordance with the terms of the Credit and Guaranty Agreement dated as of July 30, 2001 (the "DIP Credit Agreement"). By final order dated October __, 2001 (the "Final DIP Order"), the Bankruptcy Court approved the DIP Credit Agreement and authorized the Debtors to borrow up to $1,600,000 from NNI in accordance with the terms of the DIP Credit Agreement and the Final DIP Order (collectively, the "DIP Financing").

         The current maturity date of the DIP Credit Agreement is November 30, 2001. The Debtors may seek an extension of that date.

         As of September 30, 2001, no borrowings have been made by the Debtors under the DIP Financing.


         2. EMPLOYEE MATTERS.

         The Debtors' efforts to stabilize their businesses and continue their uninterrupted operations required their ability to maintain existing business relationships and the continued support and cooperation of their employees. Accordingly, at the First Day Hearings, the Initial Debtors sought and obtained authority to (a) meet all prepetition employee obligations, including (i) payment of wages, salaries, health insurance and disability insurance, federal, state and local withholding taxes, and unemployment taxes, (ii) making contributions in accordance with all employee benefit plans, such as health insurance, vacation pay and a 401(k) plan, (iii) satisfying all accrued but unpaid reimbursement expenses, (iv) paying for services provided by professionals and consultants who assist the Debtors in the administration of their employee benefits plans; (b) continue to honor all of the foregoing employee obligations to the extent that they arise in the ordinary course of business; and (c) transfer any postpetition funds necessary to replace any checks dishonored or rejected as a result of the chapter 11 filings. Furthermore, Judge Farnan authorized and directed each of the banks in which the Debtors maintained a bank account to honor all prepetition and postpetition checks related to such prepetition obligations to employees.


         3. MAINTENANCE OF UTILITY SERVICES.

         The Initial Debtors sought and obtained an interim order dated August 1, 2001 (the "Interim 366 Order") and then a final order dated September ___, 2001 from the Bankruptcy Court, determining that the Debtors had provided adequate assurance of future performance to their utility service providers pursuant to Section 366(b) of the Bankruptcy Code. The Bankruptcy Court allowed the Debtors' utilities thirty (30) days from the interim order to demand additional adequate assurances in the form of deposits or other security. The Bankruptcy Court also authorized the Debtors to pay their utilities in accordance with their prepetition practices.


         4. RETENTION OF PROFESSIONALS.

         The Initial Debtors sought approval from the Bankruptcy Court for the retention of the following professionals pursuant to Section 327 of the Bankruptcy Code: (a) the law firm of The Bayard Firm, P.A. ("Bayard") as counsel representing the Debtors in these Chapter 11 Cases; and (b) Executive Sounding Board Associates Inc. ("ESBA") as the Debtors' financial advisor and restructuring consultant. On August 15, 2001, the Bankruptcy Court entered an order approving the retention of Bayard. The Office of the United States Trustee (the "UST") objected to certain terms and conditions of the retention of ESBA. However, the UST's objection has been resolved, and ESBA's retention was approved by order dated ______________, 2001. Additionally, on August 15, 2001 the Bankruptcy Court approved the Initial Debtors' retention of Logan & Company, Inc. as claims, noticing and balloting agent. On October __, 2001, the Debtors filed an application to retain ____________ as an auctioneer to sell the Non-Operating Assets. The Debtors may seek court approval of the retention of additional professionals.


         5. CRITICAL TRADE VENDORS AND SUPPLIERS.

         In order to foster an amicable and healthy relationship with the Debtors' most critical vendors and suppliers during the Chapter 11 Cases, at the First Day Hearings, the Initial Debtors sought and obtained authority to pay up to $350,000 towards the prepetition claims of certain critical trade vendors, suppliers and service providers. The Bankruptcy Court also authorized the Debtors to pay such vendors and suppliers for future deliveries on credit terms and limits that are the same or better than those provided prior to the Petition Date.


         6. OTHER FIRST DAY ORDERS

         In addition, at the inception of these Chapter 11 Cases the Initial Debtors sought and obtained orders authorizing (i) joint administration of the Chapter 11 Cases; (ii) continued use of existing cash management system, bank accounts and business forms, and waiver of investment and deposit requirements under Section 345 of the Bankruptcy Code;
(iii) retention of professionals utilized in the ordinary course of business;
(iv) additional time to file Schedules and Statements. At the First Day Hearings this Court also entered an order granting the Initial Debtors' motion for entry of an order enforcing 11 U.S.C. Sections 362 and 525 (the "362/525 Order").(4)


C. FORMATION MEETING FOR STATUTORY CREDITORS' COMMITTEE.

         On or about August 13, 2001, the United States Trustee held a meeting for the formation of a statutory creditors' committee. Due to a lack of interest by creditors, a committee was not formed.


D. CASE ADMINISTRATION.


         1. REJECTION OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES.

         After commencing these Chapter 11 Cases, the Initial Debtors filed a motion pursuant to 11 U.S.C. Section 365(a) to reject various executory contracts and unexpired leases, effective as of the Petition Date. Such contracts and leases were no longer necessary to their operations, yet required monthly payments aggregating approximately $600,000. At the First Day Hearings, the Bankruptcy Court directed that such motion be served on ten days' "negative notice," and that the rejection of the executory contracts and unexpired leases of any parties not objecting on a timely basis would be effective as of the petition date of July 30, 2001. Five parties filed written responses, three of which objected on the grounds that they would be irreparably harmed if the rejection were effective immediately: Verestar/General Telecom, NuLink, and UniPlex. UniPlex and NuLink subsequently withdrew their objections. The objection of Verestar/General Telecom was resolved by such parties' agreement that the objectors would satisfy any unpaid obligations through September 2001 in exchange for rejection of their respective executory contracts effective on September 30, 2001. On September 21, 2001, the Bankruptcy Court entered an order approving the rejection of all of the executory contracts and unexpired leases set forth in the motion. The Debtors may file one or more additional motions to reject pursuant to Section 365 after further review of their remaining contracts and leases.


----------
(4) On September 18, 2001, the Bankruptcy Court entered an order amending the "first day" order approving joint administration of these Chapter 11 Cases to add the chapter 11 case of NNMSI.

         2. EXTENSION OF TIME TO ASSUME OR REJECT.

         On September 26, 2001, in order to preserve value for the benefit of their creditors and the estates, the Debtors filed a motion requesting entry of an order extending the sixty-day period within which they must assume or reject unexpired leases of nonresidential real property to December 31, 2001. Pursuant to Section 365 of the Bankruptcy Code, all unexpired leases of nonresidential real property that are not otherwise assumed prior to the end of the sixty-day period following commencement of the Cases are deemed rejected by operation of law, unless this Court extends such time for cause. On _______, 2001, the Bankruptcy Court entered an order extending the period to December 31, 2001.

         3. THE DEBTORS' SCHEDULES; ESTABLISHING A BAR DATE AND CLAIMS OBJECTION PROCEDURES.

         On August 28, 2001, the Initial Debtors filed respective schedules of assets and liabilities and statements of financial affairs (the "Schedules"). In the aggregate, the Initial Debtors scheduled unsecured claims aggregating $10,958,204, of which $1,651,211 are unsecured claims against e.Volve, $9,295,962 are unsecured claims against the AxisTel Debtors, and $11,031 are unsecured claims against NNOC. On October _______, 2001, NNMSI filed its schedules and statement of financial affairs. NNMSI did not schedule any claims

         In addition to claims scheduled by the Debtors, numerous proofs of claim have been filed against the Debtors. By order dated August 15, 2001 (the "Bar Date Order"), the Bankruptcy Court fixed October 19, 2001 as the deadline to file all proofs of claim against the Debtors (the "Bar Date"). As provided in the Bar Date Order, all holders of alleged claims against the Debtors were required to file a proof of claim form so as to actually be received by October 19, 2001 at 4:00 p.m. Prevailing Eastern Time by the Debtors' claims agent, Logan & Company, Inc. The Bar Date Order also approved the form of the proof of claim which was to be served on all known creditors and the form of publication notice. The notice was ultimately published on or before September 20, 2001 in The Wall Street Journal (National Edition), Dallas Morning News, and the Star-Ledger (New Jersey).

         Claims have been filed against the Debtors in the following aggregate amounts: secured claims -- $ _______; priority claims -- $ ___________; and unsecured claims -- $ _________ (collectively, the "Filed Claims"). The Debtors are currently examining all of the Filed Claims. Upon completion of this examination, the Debtors expect that they will be filing several substantive claims objections. Initially, the Debtors expect to file an omnibus objection to the Filed Claims which appear to be either (i) the same claim filed multiple times, (ii) amendments of previously filed claims, (iii) the same claim filed against several Debtors, or (iv) claims filed after the Bar Date.

         If the Debtors' initial omnibus objection is sustained, the total amount of filed and scheduled claims against the Debtors will be as follows: secured claims -- $ __________; priority claims -- $ ____________; and unsecured claims -- $ ________. Further, the Debtors anticipate filing substantive objections that will further reduce the amount of claims against the Debtors.

         4. EXCLUSIVITY.

         Pursuant to 11 U.S.C. Section 1121(a) and (b), the Debtors have the exclusive right to file a chapter 11 plan until November 27, 2001, and the exclusive right to solicit acceptances thereof until January 26, 2002. The Debtors may file a motion to extend such periods.


E. SIGNIFICANT CLAIMS AND POSTPETITION DISPUTES.


         1. RSL.

         The Debtors were engaged in disputes with RSL COM U.S.A., Inc. ("RSL") that began prior to these Chapter 11 Cases. RSL is a debtor in possession in a chapter 11 case pending before the United States Bankruptcy Court for the Southern District of New York (the "New York Bankruptcy Court"). Following an escalation of such disputes after these Chapter 11 Cases commenced, RSL and the Proponents reached a global settlement of all matters among them.

         Beginning in 1998, NNISI operated a prepaid calling card business. Generally, NNISI sold to wholesale distributors prepaid calling cards which, in turn, were widely distributed in the marketplace directly or through retail outlets to consumers throughout the United States. A more detailed description of this business is set forth in Section VII.F. below.

         Historically, RSL provided services integral to the prepaid business pursuant to a carrier services agreement with NNISI. Specifically, RSL provided
(i) inbound 800 service; (ii) outbound domestic termination services; and (iii) outbound international termination services. The Debtors' non-debtor parent company, NNI, executed a guaranty dated October 12, 2000 in connection with this contractual relationship, subject to certain terms and conditions with respect to RSL's provision of trade credit to NNISI. Approximately one month prior to the commencement of these Chapter 11 Cases, RSL notified the Debtors that immediately its billing terms would change from 30 to 7 days. The Debtors responded that the above-referenced carrier services agreement required "reasonable notice" of any such modification. In addition, the Debtors accused RSL of intentionally backing up the Debtors' traffic (known in the industry as "squeezing down," "choking" or "throttling"). On July 24, 2001, the Debtors paid RSL $454,367.84 for outstanding prepetition services.

         The relationship between the Debtors and RSL deteriorated rapidly after these Chapter 11 Cases commenced. At the First Day Hearings, the Debtors filed a motion for a temporary restraining order against RSL (the "TRO Motion"). However, after Judge Farnan entered the 362/525 Order, the Debtors withdrew the TRO Motion without prejudice. Unfortunately, the disputes between the parties escalated even further. The Debtors alleged that RSL, inter alia, engaged in the following conduct: (i) RSL continued to "squeeze down," "choke" and "throttle" the Debtors' traffic, especially international calls, causing only a small percentage of international calls to be successfully routed; (ii) RSL unilaterally increased its rates three-fold (or higher); and (iii) in June 2001, without providing any notice to the Debtors, RSL had obtained approval in its bankruptcy case of a sale of its wholesale carrier business to an entity named Dancris Telecom ("Dancris"), and had not disclosed this pending transaction to the Debtors until one day before the scheduled closing date of July 31, 2001 - the significance of that allegation being that once the deal to Dancris closed, RSL would no longer be able to perform under the carrier services agreement.

         On August 24, 2001, the Debtors filed in the Bankruptcy Court a verified motion for contempt against RSL. The Debtors accused RSL of, among other things, violating Sections 362, 365 and 366 of the Bankruptcy Code and the Interim 366 Order and 362/525 Order. A few days earlier, RSL had filed in the Bankruptcy Court a motion for relief from the automatic stay for the purpose of moving to reject executory contracts between the parties.

         After commencing discovery in connection with their respective motions, RSL and the Proponents reached a global settlement (the "RSL Settlement"). On October _______, 2001, the parties filed motions in their respective bankruptcy courts seeking approval of the RSL Settlement. On October _______, 2001, and October _______, 2001, respectively, the Bankruptcy Court and the New York Bankruptcy Court approved the Settlement. In summary, the terms of the RSL Settlement are as follows: (i) RSL shall receive a total payment of $208,000.00, of which $158,000.00 shall come from the Debtors and $50,000 from NNI; (ii) RSL and any of its affiliates waive any and all rights to receive any distribution in these Cases; (iii) NNI's guarantee of the Debtors' obligations is cancelled and all parties thereto are released by RSL; (iv) the Proponents and RSL grant one another releases; (v) all proceedings shall be deemed withdrawn with prejudice; (vi) the Debtors waive all claims against RSL and its affiliates;
(vii) the Debtors are authorized to transfer the 800 customer service number services to another carrier; and (viii) the Debtors and RSL agree to a termination of all agreements between the parties and release one another from any claims arising from the termination thereof; (ix) RSL waives any and all claims against the Proponents.


         2. UNSECURED CLAIMS.

         Section VII.D.3 above summarizes unsecured claims asserted against the Debtors.


         3. TURNOVER ACTIONS.

         Since the Petition Date, the Debtors have initiated turnover actions pursuant to 11 U.S.C. Section 542 against the following parties: Network Enhanced Telecom, Olympus Telecommunications LLC and Olympus Telecommunications Ltd. The Debtors may file additional actions in respect of the collection of prepetition accounts receivable and security deposits, if necessary.


F. TERMINATION OF PREPAID CALLING CARD BUSINESS.

         As described above, the Debtors - primarily through the debtors NNISI and NNMSI - operated a prepaid calling card business beginning in 1998. The prepaid calling cards were sold for a stated face value. Customers used the calling cards by dialing a local or toll-free number (the "Dial-In-Number), entering a pin code printed on the cards and then dialing a telephone number. The charges for the local and long distance calls were debited against the calling cards. The calls were transferred to a RSL switch, after which they were routed to an NNISI switch and terminated through vendors such as RSL. Such services were provided pursuant to a carrier services agreement between NNISI and RSL. As described above, RSL provided (i) inbound 800 service; (ii) outbound domestic termination services; and (iii) outbound international termination services.

         In the weeks preceding its bankruptcy filing, NNISI determined that its prepaid business was no longer profitable. It believed that this was at least in part due to the alleged actions of RSL. Accordingly, during the prepetition period, NNISI discontinued distributing new calling cards into the marketplace. Nevertheless, a month into the Chapter 11 Cases, there remained an estimated 1.7 million activated cards outstanding. When issued prepetition, the average face value of each card was approximately $10.00. A few weeks into the Chapter 11 Cases, the average unused portion of each card was estimated to be only $1.00; however, it could have taken as long as six months for all remaining minutes on such cards to be used. Moreover, servicing the remaining cards would continue to cost the Debtors approximately $20,000 per day, but they were receiving no additional income (because the cards were "prepaid"). Further, the primary service provider was RSL, with whom the Debtors were litigating (and who had sold its wholesale business). For all of these reasons, less than a month after the Petition Date, the Debtors decided to take steps to terminate the prepaid calling card business.

         As a precaution, the Debtors sought, on an emergency basis, the Bankruptcy Court's approval of the Debtors' rejection of the calling cards and the termination of the business. Upon the Bankruptcy Court's denial of the request for an expedited hearing, and the advent of negotiations with RSL (which would include discussions regarding the termination of the carrier services agreement) which led to a settlement, the Debtors decided it was in the best interests of these Estates and creditors to immediately terminate the prepaid calling card business. Accordingly, the expedited motion was withdrawn.


G. INDEFEASIBLE RIGHT OF USE ("IRU").

         The IRU is the only Operating Asset of the AxisTel Debtors besides the Siemens Switch. This asset relates to a certain agreement between Qwest and e.Volve effective as of September 30, 1999 (the "IRU Agreement"), which was later assigned from e.Volve to AxisTel. Under the IRU Agreement, Qwest provides an indefeasible right to use for fiber optic transport between New York and Los Angeles. The proposed agreement with Qwest described in Section VII.J. below contemplates Qwest's purchase of the IRU. This sale may or may not become part of a final transaction. If included, this "sale" still would require court approval (either pursuant to a chapter 11 plan or a motion under Section 363 of the Bankruptcy Code), and would be subject to higher and better offers.

H. QWEST RELATIONSHIP.

         Historically, e.Volve provided telecommunications services to Qwest for traffic from the U.S. to Mexico. A substantial portion of the revenues for that business was derived from that relationship. Since the Petition Date, e.Volve has substantially increased the volume of Qwest traffic to Mexico, and virtually all of the Debtors' revenues have come from Qwest. The Plan is premised on that business relationship continuing, albeit in a more committed fashion. As described in Section VII.J. below, such commitments are subject to ongoing final negotiations and the execution of definitive agreements. As set forth in Section
7.1 of the Plan, such definitive agreements shall be reflected in the Projections (as amended) and filed with the Court as Plan Documents.


I. JERSEY CITY OPERATIONS.

         Historically, the AxisTel Debtors operated their prepaid calling card and wholesale carrier businesses out of their office in Jersey City, New Jersey. Before filing for bankruptcy, it became clear to the Debtors that the prepaid business was not profitable. One available option was a sale of the business. The Debtors began to explore that possibility prior to the Petition Date. However, the escalating dispute with RSL diverted attention and would ultimately, in the Debtors' view, diminish the prospects for selling this asset. Therefore, as described above, soon after filing for bankruptcy, the AxisTel Debtors began taking steps to terminate the calling card business.

         The other activity operated from Jersey City, the wholesale carrier business, also was not profitable. As the Debtors were commencing these Chapter 11 Cases, they determined it was necessary to, at a minimum, scale back that operation. Accordingly, as they entered chapter 11, the Debtors identified contracts relating to that business, and on the Petition Date, the Initial Debtors filed a motion to reject various executory contracts and unexpired leases, which included such contracts. On September 21, 2001, the Bankruptcy Court entered an order approving that motion. The vast majority of the executory contracts were rejected as of the Petition Date. By the end of September, the AxisTel Debtors were no longer servicing any wholesale customers out of the Jersey City office.

         As referenced above, the Debtors filed a motion to retain an auctioneer to sell the Non-Operating Assets. Most of such assets are located at the Jersey City office. The AxisTel Debtors anticipate completing the liquidation of such assets by the Effective Date. There are a few significant assets which may not be necessary for the Debtors' future operations which will not be sold by the auctioneer, including the IRU and the Siemens Switch. A transfer of the IRU may be part of the proposed commitments with Qwest. With respect to the Siemens Switch, the Proponents and Siemens are in negotiations over the terms of the lease, which may be acquired by e.Volve pursuant to the e.Volve Transaction.

         The Debtors will continue to investigate and, if necessary, prosecute possible claims against former directors or officers of the AxisTel Debtors including, without limitation, claims for breach of fiduciary duty and fraud. In addition, the Debtors will investigate and pursue claims against certain other third parties which relate to the pre- or postpetition operations of the AxisTel Debtors.

J. THE QWEST AGREEMENTS.

         As described more fully in the summary of the Plan contained in Section VIII, the Plan contemplates a "stand alone" reorganization of the Debtors. The underlying business plan is centered upon certain commitments with Qwest. The Proponents are currently in active negotiations with Qwest concerning certain commitments and/or definitive agreements with respect to the provision of packet-based international telecommunications services by e.Volve. In addition, the Debtors are negotiating a proposed purchase of the IRU by Qwest. The Plan and this proposed Disclosure Statement, including the financial projections attached hereto as Exhibit D, are designed under the assumption that definitive agreements with Qwest will be executed shortly and filed with the Court as Plan Documents.

         In the event commitments with Qwest are not reached, the Debtors may opt to continue to pursue a stand alone chapter 11 plan. However, the Debtors may also pursue a court-approved auction process which, depending on its success, may result in an alternative plan structure. If that process is pursued and a transaction is proposed by an interested party - whether a sale, merger, capital investment, joint venture or other corporate transaction - which in the Debtors' judgment would provide greater value to creditors than a stand alone reorganization, the Debtors will pursue that alternative plan structure.


K. ASSET SALES.

         The Non-Operating Assets are estate assets which will not be part of either a stand alone or going concern sale scenario. The Debtors identified those assets as not part of their "core enterprise" for purposes of a stand alone plan and unlikely to be sought by a party interested in acquiring such assets as a going concern. On October __, 2001, the Debtors filed a motion to approve their retention of an auctioneer, __. The motion contemplates the use of an auctioneer specializing in the sale of assets in a bankruptcy setting.


                            VIII. SUMMARY OF THE PLAN

         The Proponents believe that the chapter 11 process has enabled them to maximize the value of the Debtors' Assets by effectuating the e.Volve Transaction and Settlement. As a result of the chapter 11 process and through the Plan, the Proponents expect that creditors will obtain a substantially greater recovery from the Estates than the recovery that would be available if the Assets had been liquidated under chapter 7 of the Bankruptcy Code. The Plan is annexed hereto as Exhibit "A" and forms a part of this Disclosure Statement. The summary of the Plan set forth below is qualified in its entirety by the more detailed provisions set forth in the Plan.

A. CLASSIFICATION AND TREATMENT OF CLAIMS AND EQUITY INTERESTS.

         If the Plan is confirmed by the Bankruptcy Court, each holder of an Allowed Claim or Equity Interest in a particular class will receive the same treatment as the other holders in the same class of Claims or Equity Interests, whether or not such holder voted to accept the Plan. Moreover, upon confirmation, the Plan will be binding on all of the Debtor's creditors and stockholders whether or not such creditors or stockholders voted to accept the Plan. Such treatment will be in full satisfaction, release and discharge of and in exchange for such holder's respective Claims or Equity Interests, except as otherwise provided in the Plan.


         1. UNCLASSIFIED CLAIMS.

         The Bankruptcy Code does not require classification of certain priority claims against a debtor. In the Chapter 11 Cases, these unclassified claims include Administrative Claims.

         Administrative Claims. An Administrative Claim is any cost or expense of administration of the Chapter 11 Case incurred by the Debtors (or their Estates) on or after the Petition Date and before the Effective Date, and which is entitled to and allowed priority under Sections 503(b) and 507(a)(1) of the Bankruptcy Code, including, without limitation, Fee Claims. An Administrative Claim with respect to which notice has been properly filed and served pursuant to Section 5.1(a) of the Plan shall become an Allowed Administrative Claim if no objection is filed within 180 days after the Effective Date, or such later date as may be approved by the Bankruptcy Court on motion of a party in interest, without notice or a hearing. If an objection is filed within such sixty-day period (or any extension thereof), the Administrative Claim shall become an Allowed Administrative Claim only to the extent allowed by Final Order. An Administrative Claim with respect to which a Fee Application has been properly filed pursuant to Section 5.1(b) of the Plan shall become an Allowed Administrative Claim only to the extent allowed by Final Order.

         On the Distribution Date, each holder of an Allowed Administrative Claim shall receive (i) the amount of such holder's Allowed Claim in one Cash payment, or (ii) such other treatment as may be agreed upon in writing by the Debtors and such holder; provided, that an Administrative Claim representing a liability incurred in the ordinary course of business of the Debtors may be paid at the Debtors' election in the ordinary course of business.

         Tax Claims. At the election of the Debtors, each holder of an Allowed Tax Claim shall receive in full satisfaction of such holder's Allowed Tax Claim,
(a) the amount of such holder's Allowed Tax Claim, with Post-Confirmation Interest thereon, in equal annual Cash payments on each anniversary of the Effective Date, until the sixth anniversary of the date of assessment of such Tax Claim (provided that the Disbursing Agent may prepay the balance of any such Allowed Tax Claim at any time without penalty); (b) a lesser amount in one Cash payment as may be agreed upon in writing by such holder; or (c) such other treatment as may be agreed upon in writing by such holder. The Confirmation Order shall constitute and provide for an injunction by the Bankruptcy Court as of the Effective Date against any holder of a Tax Claim from commencing or continuing any action or proceeding against any responsible person or officer or director of the Debtors that otherwise would be liable to such holder for payment of a Tax Claim so long as no default has occurred with respect to such Tax Claim under the Plan.


         2. CLASSIFIED CLAIMS.

         The following describes the Plan's classification of the Claims and Equity Interests that are required to be classified under the Bankruptcy Code and the treatment that the holders of Allowed Claims or Equity Interests will receive for such Claims or Equity Interests:

         (a) Class 1: Priority Claims. The "Priority Claims" consist of those Claims that are entitled to priority in accordance with Section 507(a) of the Bankruptcy Code, other than Administrative Claims. As to each of the Debtors, each holder of an Allowed Priority Claim shall be unimpaired under the Plan and, pursuant to Section 1124 of the Bankruptcy Code, all of the legal, equitable and contractual rights of each holder of an Allowed Priority Claim in respect of such Claim shall be fully reinstated and retained as though the Chapter 11 Cases had not been filed, except as provided in Section 1124(2)(A)-(C) of the Bankruptcy Code, and the holders of such Allowed Priority Claims shall be paid in full.

         The Priority Claims are unimpaired under the Plan.

         (b) Class 2: Secured Claims. "Secured Claims" are Claims (other than the DIP Claims) secured by a Lien on any Assets, which Lien is valid, perfected, and enforceable under applicable law and is not subject to avoidance under the Bankruptcy Code or applicable non-bankruptcy law, and which is duly established in the Chapter 11 Cases, but only to the extent of the value of the holder's interest in the collateral that secures payment of the Claim; (ii) a Claim against the Debtors that is subject to a valid right of recoupment or setoff under Section 553 of the Bankruptcy Code, but only to the extent of the Allowed amount subject to recoupment or setoff as provided in Section 506(a) of the Bankruptcy Code; and (iii) a Claim allowed under the Plan as a Secured Claim. As to each of the Debtors, each holder of an Allowed Secured Claim shall be unimpaired under the Plan and, pursuant to Section 1124 of the Bankruptcy Code, all of the legal, equitable and contractual rights of each holder of an Allowed Secured Claim in respect of such Claim shall be fully reinstated and retained as though the Chapter 11 Cases had not been filed, except as provided in Section 1124(2)(A)-(C) of the Bankruptcy Code, and the holder of such Allowed Secured Claims shall be paid in full.

         The Secured Claims are unimpaired under the Plan.

         (c) Class 3: Unsecured Claims. "Unsecured Claims" are Claims other than DIP Claims, Secured Claims (up to the Allowed amount subject to recoupment or setoff as provided in Section 506(a) of the Bankruptcy Code), Administrative Claims, Priority Claims and Tax Claims. Unsecured Claims shall be treated as follows:

                           e.Volve Unsecured Claims. Each holder of an Allowed
                  Unsecured Claim against e.Volve shall receive on the Distribution

                  Date, a Pro Rata Share of e.Volve's Available Proceeds, until such Allowed Claim has been paid in full.

                           NNOC Unsecured Claims. Each holder of an Allowed
                  Unsecured Claim against NNOC shall receive on the Distribution Date, a Pro Rata Share of (A) NNOC's Available Proceeds, and
                  (B) the e.Volve Residual Consideration, until such Allowed Claim has been paid in full.

                           AxisTel Debtors Unsecured Claims. Each holder of an
                  Allowed Unsecured Claim against the AxisTel Debtors shall receive on the Distribution Date, a Pro Rata share of (A) the Available Proceeds received by AxisTel Debtors and (B) the Settlement Proceeds, until such Allowed Claim has been paid in full.

         (d) Class 4: Equity Interests. Equity Interests in each of the Debtors shall be treated as follows:

                           e.Volve Equity Interests. NNOC, as the holder of 100%
                  of the Allowed Equity Interests in e.Volve, will receive the e.Volve Residual Assets on the Distribution Date on account of such Equity Interests and shall retain its ownership interests under the Plan.

                           NNGSI, NNISI and NNMSI Equity Interests. AxisTel, as
                  the holder of 100% of the Allowed Equity interests in NNGSI, NNISI and NNMSI, shall retain its ownership interest under the Plan.

                           AxisTel Equity Interests. NNOC, as the holder of 100%
                  of the Allowed Equity Interests in AxisTel, shall retain its ownership interests under the Plan.

                           NNOC Equity Interests. NNI, as the holder of 100% of
                  the Allowed Equity Interests in NNOC, shall retain its ownership interests under the Plan.

B. IMPLEMENTATION OF PLAN.


         1. THE QWEST AGREEMENTS.

         Implementation of the Plan is dependent upon certain commitments and/or definitive agreements with Qwest concerning, among other things, the provision of packet-based international telecommunications services by e.Volve. Such definitive agreements shall be reflected in the Projections (as amended) and filed with the Court as Plan Documents.

         2. THE NON-OPERATING ASSET AUCTION.

         In connection with the plan confirmation process, the Debtors shall seek an order from the Bankruptcy Court, which may be the Confirmation Order, approving and authorizing the sale pursuant to sections 105, 363(f) and 1123(a) of the Bankruptcy Code of the AxisTel Non-Operating Assets to the bidder(s) who submit the highest and best bids, as determined by the Debtors in the exercise of their sound business judgment. The sales of the AxisTel Non-Operating Assets and the e.Volve Non-Operating Assets shall be consummated on or before the Effective Date and the Net Consideration therefrom will be distributed pursuant to the Plan.


         3. THE E.VOLVE TRANSACTION.

         Pursuant to the terms of the e.Volve Transaction Documents, on the Effective Date, e.Volve shall acquire the AxisTel Operating Assets from AxisTel in exchange for a portion of the Plan Securities, as provided herein. As a result of the e.Volve Transaction: $2.5 million of the Plan Securities (consisting of $1 million principal amount of the e.Volve Note and $1.5 million of e.Volve Preferred Stock, as of the Effective Date) will be paid to AxisTel as consideration for the purchase by e.Volve of the AxisTel Operating Assets under the Plan. The e.Volve Residual Consideration (consisting of e.Volve's Available Proceeds and Remaining Plan Securities after payment in full of Allowed Claims against e.Volve) will be distributed to NNOC under the Plan. The NNOC Residual Consideration (consisting of NNOC's Available Proceeds after payment in full of Allowed Claims against NNOC) will be distributed to AxisTel as Settlement Proceeds in accordance with the Settlement set forth in Section 7.12 of the Plan. The Confirmation Order shall provide that (a) the e.Volve Transaction Documents are approved by the Bankruptcy Court, (b) pursuant to section 363(f) of the Bankruptcy Code, all right, title and interest in and to the AxisTel Operating Assets shall be transferred, conveyed and assigned to e.Volve free and clear of all liens, Claims, interests, security interests, and all other encumbrances of whatever kind and nature, whether known or unknown, and (c) the Debtors are authorized to take all actions as may be reasonably necessary or appropriate to consummate and implement the e.Volve Transaction.

C. CONDITIONS TO CONFIRMATION.

         The Plan will not be confirmed, and the Confirmation Order will not be entered, until and unless certain specified "Confirmation Conditions" have been satisfied or waived by the Debtor. These Confirmation Conditions, are as follows:


         1. The Clerk of the Bankruptcy Court shall have entered an order or orders, which may be the Confirmation Order, approving the Plan Documents, authorizing the Debtors to execute, enter into, and deliver the Plan Documents and to execute, implement, and to take all actions otherwise necessary or appropriate to give effect to, the transactions contemplated by the Plan and the Plan Documents, including, without limitation, consummating the sales and transactions contemplated by the Non-Operating Asset Auction and the e.Volve Transaction Documents.

         2. The Confirmation Order, the Plan Documents and the e.Volve Transaction Documents shall be, in form and substance, acceptable to the Proponents.

D. CONDITIONS PRECEDENT TO THE EFFECTIVE DATE UNDER THE PLAN.

         The "effective date of the plan," as used in Section 1129 of the Bankruptcy Code, will not occur, and the Plan will be of no force and effect, until the Effective Date. The "Effective Date" will occur on the date selected by the Proponents after which all of the following conditions have been satisfied or waived:

         1. The Confirmation Order shall have been entered by the Clerk of the Bankruptcy Court, be in full force and effect and not be subject to any stay or injunction.

         2. All necessary consents, authorizations and approvals shall have been given for the transfers of property and the payments provided for or contemplated by the Plan.

         The Proponents may waive the occurrence of any of these conditions precedent or modify any of such conditions precedent. The Proponents, for purposes of the analyses contained in this Disclosure Statement, have assumed that the Effective Date will occur on or before December __, 2001. If the Proponents decide that one of the foregoing conditions cannot be satisfied, and the occurrence of such condition is not waived by the Proponents, then the Proponents will file a notice of such failure of Effective Date with the Bankruptcy Court, at which time the Plan and the Confirmation Order will be deemed null and void.


E. EXECUTORY CONTRACTS AND UNEXPIRED LEASES.

         The Bankruptcy Code gives the Debtors the power, subject to the approval of the Bankruptcy Court, to assume or reject executory contracts and unexpired leases. If an executory contract or unexpired lease is rejected, the other party to the agreement may file a claim for damages incurred by reason of the rejection. In the case of rejection of leases of real property, such damage claims are subject to certain limitations imposed by the Bankruptcy Code. Pursuant to Section 365 of the Bankruptcy Code, Exhibit "3" to the Plan sets forth a list of executory contracts and unexpired leases, together with the amount, if any, required to cure any defaults, to be assumed under the Plan by the Debtors and, if applicable, assigned to e.Volve. Any executory contracts or unexpired leases listed on Exhibit "3" to the Plan, as such may be amended prior to the Confirmation Hearing, shall be deemed to have been assumed by the Debtors on the Effective Date and, if applicable, assigned to e.Volve. The Plan shall constitute a motion to assume and assign such executory contracts and unexpired leases. Subject to the occurrence of the Effective Date, the Confirmation Order shall constitute approval of such assumptions and assignments pursuant to
Section 365 of the Bankruptcy Code and findings by the Bankruptcy Court that the amounts listed on Exhibit "3" are sufficient to cure any defaults that may exist, that each assumption is in the best interest of the Debtors, their estates, and all parties in interest in the Chapter 11 Cases and that the requirements for assumption and assignment of any executory contract or unexpired lease to be assumed and assigned under Section 365 of the Bankruptcy Code have been satisfied, unless the non-debtor party to such contract or lease timely disputes such findings. Except as otherwise provided in the following sentence, all cure payments which may be required by Section 365(b)(1) of the Bankruptcy Code under any executory contract or unexpired lease which is assumed under the Plan shall be made by the Debtors on the Effective Date or as soon as practicable thereafter. In the event of a dispute, cure payments required by Section 365(b)(1) of the Bankruptcy Code shall be paid upon entry of a Final Order resolving such dispute.

         Any executory contracts or unexpired leases of any of the Debtors that
(a) are not listed on Exhibit "3" to the Plan, (b) have not been approved by the Bankruptcy Court prior to the Confirmation Date for assumption and assignment by any of the Debtors, and (c) are not the subject of pending motions to assume on the Confirmation Date shall be deemed to have been rejected by the Debtors. The Plan shall constitute a motion to reject such executory contracts and unexpired leases, and the Debtors shall have no liability thereunder except as is specifically provided in the Plan. The Confirmation Order shall constitute approval of such rejections pursuant to Section 365(a) of the Bankruptcy Code and a finding by the Bankruptcy Court that each such rejected executory contract or unexpired lease is burdensome and that the rejection thereof is in the best interest of the Debtors, their estates, and all parties in interest in the Chapter 11 Cases.

         Claims created by the rejection of executory contracts or unexpired leases or the expiration or termination of any executory contract or unexpired lease prior to the Confirmation Date must be filed with the Bankruptcy Court and served on the Debtors (a) in the case of an executory contract or unexpired lease rejected by the Debtors prior to the Confirmation Date, in accordance with the Bar Date Notice, or (b) in the case of an executory contract or unexpired lease that (i) was terminated or expired by its terms prior to the Confirmation Date, or (ii) is deemed rejected pursuant to Section 11.2 of the Plan, no later than thirty (30) days after the Confirmation Date, or (c) in the case of an executory contract or unexpired lease that is rejected by the Debtors after the Confirmation Date, within thirty (30) days after the entry of an order of the Bankruptcy Court authorizing and approving such rejection. Any Claims for which a proof of claim is not filed and served within such time will be forever barred from assertion and shall not be enforceable against the Debtors, their estates, assets, properties, or interests in property. Unless otherwise ordered by the Bankruptcy Court, all such Claims that are timely filed as provided herein shall be treated as Unsecured Claims under the Plan subject to objection by the Debtors.


F. FRACTIONAL DISTRIBUTIONS.

         No Distributions in fractions of cents will be paid. Fractional cents shall be rounded to the nearest whole cent.

G. PROVISIONS FOR TREATMENT OF CONTESTED CLAIMS.

         As soon as practicable, but in no event later than one hundred and eighty (180) days after the Effective Date (subject to being extended by the Bankruptcy Court upon motion of the Disbursing Agent without notice or a hearing), objections to Claims shall be filed with the Bankruptcy Court and served upon the holders of each of the Claims to which objections are made. The Disbursing Agent may object to the allowance of Claims filed with the Bankruptcy Court with respect to which liability is disputed in whole or in part. All objections that are filed and prosecuted as provided herein shall be litigated to Final Order or compromised and settled in accordance with Section 8.3 of the Plan. Notwithstanding any requirements that may be imposed pursuant to Bankruptcy Rule 9019, from and after the Effective Date all Claims and all claims that any of the Debtors have asserted against other parties may be compromised and settled according to the following procedures:

         SUBJECT TO SUBSECTION 8.3(b) OF THE PLAN, THE FOLLOWING SETTLEMENTS OR COMPROMISES DO NOT REQUIRE THE REVIEW OR APPROVAL OF THE BANKRUPTCY COURT OR ANY OTHER PARTY IN INTEREST:

                           The settlement or compromise of a Claim pursuant to
                  which such Claim is Allowed in an amount of $100,000 or less; and

                           The settlement or compromise of a Claim where the
                  difference between the amount of the Claim listed on the Debtors' Schedules and the amount of the Claim proposed to be Allowed under the settlement is $100,000 or less; and

         THE FOLLOWING SETTLEMENTS OR COMPROMISES SHALL BE SUBMITTED TO THE BANKRUPTCY COURT FOR APPROVAL:

                           Any settlement or compromise not described in
                  subsection 8.3(a) of the Plan; and

                           Any settlement or compromise of a Claim or a claim
                  asserted by one or more of the Debtors that involves an "insider," as defined in Section 101(31) of the Bankruptcy Code.

H. NEW CHARTERS AND BY-LAWS.

         Each of the Debtors shall continue to exist after the Effective Date as separate corporate entities, with all corporate powers, in accordance with the laws of Delaware and pursuant to the New Charters and the New By-Laws, which shall become effective upon the occurrence of the Effective Date. All of the Debtors' respective Operating Assets and Non-Operating Assets shall be transferred, conveyed and assigned in accordance with the terms of the Non-Operating Asset Auction, the e.Volve Transaction Documents and the Plan, as applicable, on the Effective Date. Except as otherwise provided in the Plan, the Residual Assets will be retained by the Debtors and liquidated, with the Net Consideration therefrom to be distributed pursuant to the Plan. The New Charters and By-Laws will be filed with the Bankruptcy Court as Plan Documents.

I. DISCHARGE OF THE DEBTORS.

         The rights afforded in the Plan and the treatment of all Claims and Equity Interests herein shall be in exchange for and in complete satisfaction, discharge, and release of all Claims and Equity Interests of any nature whatsoever, including any interest accrued thereon from and after the Petition Date, against the Debtors and the Debtors in Possession, or any of their Estates, Assets, properties, or interests in property. Except as otherwise provided herein, on the Effective Date, all Claims against and Equity Interests in the Debtors and the Debtors in Possession shall be satisfied, discharged, and released in full. Except as otherwise provided herein, all Persons shall be precluded and forever barred from asserting against the Debtors, their respective successors or assigns, or their Assets, properties, or interests in property any other or further Claims based upon any act or omission, transaction, or other activity of any kind or nature that occurred prior to the Effective Date, whether or not the facts of or legal bases therefor were known or existed prior to the Effective Date.

J. MODIFICATION OF THE PLAN.

         Modification of the Plan may be proposed in writing by the Proponents at any time before confirmation, provided that the Plan, as modified, meets the requirements of Sections 1122 and 1123 of the Bankruptcy Code, and the Proponents have complied with Section 1125 of the Bankruptcy Code. The Debtor may modify the Plan at any time after confirmation and before substantial consummation, provided that the Plan, as modified, meets the requirements of Sections 1122 and 1123 of the Bankruptcy Code and the Bankruptcy Court, after notice and a hearing, confirms the Plan as modified, under Section 1129 of the Bankruptcy Code, and the circumstances warrant such modifications. A holder of a Claim that has accepted or rejected the Plan shall be deemed to have accepted or rejected, as the case may be, such plan as modified, unless, within the time fixed by the Bankruptcy Court, such holder changes its previous acceptance or rejection.

K. REVOCATION OR WITHDRAWAL OF THE PLAN.

         The Proponents reserve the right to revoke and withdraw the Plan prior to the occurrence of the Effective Date. If the Proponents revoke or withdraw the Plan, or if the Effective Date does not occur as set forth in the Plan, then, as to such Debtor the Plan and all settlements set forth in the Plan shall be deemed null and void and nothing contained herein shall be deemed to constitute a waiver or release of any Claims against or Equity Interests in the Debtors or to prejudice in any manner the rights of the Debtors or any Person in any other further proceedings involving the Debtors.

L. VESTING OF RIGHTS OF ACTION.

         Under Sections 544, 545, 547, 548, 549, 550, 551, and 553 of the
Bankruptcy Code, a debtor in possession has certain powers to recover money or other assets for the benefit of the debtor's estate, eliminate security interests in estate property, or eliminate debt incurred by the estate. Except as otherwise provided in the Plan, all Causes of Action assertable by any of the Debtors, including but not limited to Avoidance Actions, shall be retained by the Debtors, shall be vested in the Debtors upon the occurrence of the Effective Date. Except as otherwise provided in the Plan, the Debtors' rights to commence such Causes of Action (including Avoidance Actions) shall be preserved notwithstanding consummation of the Plan. Any net recovery realized by the Debtors on account of such Causes of Action shall be the property of the recovering Debtor, as applicable. Upon the occurrence of the Effective Date, all Claims and Causes of Action of the Debtors against the directors, officers and employees of the Debtors who served in such capacities on the last Business Day prior to the occurrence of the Effective Date (which may be asserted by the Debtors directly for their own benefit or derivatively for the benefit of any Person), shall be waived, released and forever discharged.(5)

M. THIRD PARTY AGREEMENTS; SUBORDINATION.

         The Distributions to the various classes of Claims under the Plan shall not affect the right of any Person to levy, garnish, attach, or employ any other legal process with respect to such Distributions by reason of any claimed subordination rights or otherwise. All of such rights and any agreements relating thereto shall remain in full force and effect. Distributions under the Plan shall be subject to and modified by any Final Order directing distributions other than as provided in the Plan. In accordance with Section 510(b) of the Bankruptcy Code, a Claim arising from rescission of a purchase or sale of a security of the Debtor, for damages arising from the purchase or sale of such a security, or for reimbursement or contribution allowed under Section 502 of the Bankruptcy Code on account of such Claim, shall be subordinated to all Claims that are senior to or equal the Claim or Equity Interest represented by such security, except that if such security is common stock, such Claim has the same priority as Equity Interests and the holders of such Claims will neither receive or retain any property under the Plan.

N. EXCULPATION.

         None of the Proponents, or the Disbursing Agent, or any of their respective officers, directors, employees, agents, representatives, advisors, attorneys, successors and assigns for any act or omission in connection with or arising out of the pursuit of confirmation of the Plan, the consummation of the Plan, or the administration of the Plan or the property to be distributed under the Plan, except for gross negligence or willful misconduct as determined by Final Order



----------
(5) The Debtors reserve the right to modify the Plan to facilitate the prosecution of Claims and Causes of Action.

of the Bankruptcy Court, and in all respects shall be entitled to rely upon the advice of counsel and all information provided by other exculpated persons herein without any duty to investigate the veracity or accuracy of such information with respect to their duties and responsibilities under the Plan.

         Additionally, except as otherwise provided in Section 10.3 of the Plan, the Disbursing Agent, together with its officers, directors, employees, agents, and representatives, shall be exculpated by all Persons, holders of Claims and Equity Interests, and all other parties in interest, from any and all causes of action, and other assertions of liability (including breach of fiduciary duty) arising out of the discharge of the powers and duties conferred upon the Disbursing Agent by the Plan, any Final Order of the Bankruptcy Court entered pursuant to or in the furtherance of the Plan, or applicable law, except solely for actions or omissions arising out of the Disbursing Agent's willful misconduct or gross negligence.

O. INJUNCTIONS.

         On the Effective Date, all Persons who have been, are, or may be holders of Claims against or Equity Interests in the Debtors shall be enjoined from taking any of the following actions against or affecting the Proponents, the Estates, the Assets, the Disbursing Agent, any purchaser pursuant to the Non-Operating Asset Auction, or any of their respective subsidiaries, officers, directors, employees (but only those directors, officers or employees serving in such capacities on the Effective Date), agents, representatives, advisors, attorneys, successors and assigns or their respective assets and property with respect to such Claims or Equity Interests (other than actions brought to enforce any rights or obligations under the Plan):

         (a) commencing, conducting or continuing in any manner, directly or indirectly, any suit, action or other proceeding of any kind (including, without limitation, all suits, actions, and proceedings that are pending as of the Effective Date, which must be withdrawn or dismissed with prejudice);

         (b) enforcing, levying, attaching, collecting or otherwise recovering by any manner or means whether directly or indirectly any judgment, award, decree or order;

         (c) creating, perfecting or otherwise enforcing in any manner, directly or indirectly, any encumbrance; and

         (d) asserting any setoff, right of subrogation or recoupment of any kind; provided, that any defenses, offsets or counterclaims which the Debtors may have or assert in respect of the above referenced claims are fully preserved in accordance with Section 13.16 of the Plan.

P. SUPPLEMENTAL DOCUMENTS.

         All appendices and exhibits to the Plan and the Plan Documents are incorporated into the Plan by reference and are part of the Plan as if set forth in full therein. All appendices and exhibits to the Plan and the Plan Documents must be filed with the Bankruptcy Court on or before the confirmation hearing. Such exhibits to the Plan and the Plan Documents may be inspected in the office of the Clerk of the Bankruptcy Court during normal court hours. In addition, holders of Claims and Equity Interests may obtain copies of such exhibits, once filed, upon written request to the following address:

         The Bayard Firm, P.A.
         222 Delaware Avenue, Suite 900
         Wilmington, DE 19801
         Attn: Mr. Walter Cavers

Q. RETENTION OF JURISDICTION.

         Pursuant to Sections 105(a) and 1142 of the Bankruptcy Code, the Bankruptcy Court shall retain and shall have exclusive jurisdiction over any matter (a) arising under the Bankruptcy Code, (b) arising in or related to the Chapter 11 Cases or the Plan, or (c) that relates to the following:

         (i) To hear and determine any and all motions or applications pending on the Confirmation Date or thereafter brought in accordance with Article XII hereof for the assumption and/or assignment or rejection of executory contracts or unexpired leases to which any of the Debtors is a party or with respect to which any of the Debtors may be liable, and to hear and determine any and all Claims resulting therefrom or from the expiration or termination of any executory contract or unexpired lease;

         (ii) To determine any and all adversary proceedings, applications, motions, and contested or litigated matters that may be pending on the Effective Date or that, pursuant to the Plan, may be instituted by the Disbursing Agent after the Effective Date, including, without express or implied limitation, any application to the Bankruptcy Court relating to any claims to avoid any preferences, fraudulent transfers, or other voidable transfers, or otherwise to recover assets for the benefit of the Debtors;

         (iii) To hear and determine any objections to the allowance of Claims, whether filed, asserted, or made before or after the Effective Date, including, without express or implied limitation, to hear and determine any objections to the classification of any Claim and to allow, disallow or estimate any Contested Claim in whole or in part;

         (iv) To issue such orders in aid of execution of the Plan to the extent authorized or contemplated by Section 1142 of the Bankruptcy Code;

         (v) To consider any modifications of the Plan, remedy any defect or omission, or reconcile any inconsistency in any order of the Bankruptcy Court, including, without limitation, the Confirmation Order;

         (vi) To hear and determine all applications for allowances of compensation and reimbursement of expenses of professionals under Sections 330 and 331 of the Bankruptcy Code and any other fees and expenses authorized to be paid or reimbursed under the Plan or the Bankruptcy Code;

         (vii) To hear and determine all controversies, suits, and disputes that may relate to, impact upon, or arise in connection with the Plan, the Settlement or the e.Volve Transaction Documents or their interpretation, implementation, enforcement, or consummation;

         (viii) To hear and determine all controversies, suits, and disputes that may relate to, impact upon, or arise in connection with the Confirmation Order (and all exhibits to the Plan) or its interpretation, implementation, enforcement, or consummation;

         (vix) To the extent that Bankruptcy Court approval is required, to consider and act on the compromise and settlement of any Claim or cause of action by or against the Debtors' estates;

         (x) To determine such other matters that may be set forth in the Plan, or the Confirmation Order, or that may arise in connection with the Plan, or the Confirmation Order;

         (xi) To hear and determine matters concerning state, local, and federal taxes, fines, penalties, or additions to taxes for which the Debtors, the Debtors in Possession, or the Disbursing Agent may be liable, directly or indirectly, in accordance with Sections 346, 505, and 1146 of the Bankruptcy Code;

         (xii) To hear and determine all controversies, suits, and disputes that may relate to, impact upon, or arise in connection with any setoff and/or recoupment rights of the Debtors or any Person;

         (xiii) To hear and determine all controversies, suits, and disputes that may relate to, impact upon, or arise in connection with Causes of Action of the Debtors (including Avoidance Actions) commenced by the Disbursing Agent or the Debtors, as applicable, before or after the Effective Date;

         (xiv) To enter an order or final decree closing the Chapter 11 Cases;

         (xv) To determine such other matters and for such other purposes as may be provided in the Confirmation Order;

         (xvi) To issue injunctions, enter and implement other orders or take such other actions as may be necessary or appropriate to restrain interference by any Person with consummation, implementation or enforcement of the Plan or the Confirmation Order; and

         (xvii) To hear and determine any other matters related hereto and not inconsistent with chapter 11 of the Bankruptcy Code.

                   IX. CONFIRMATION AND CONSUMMATION PROCEDURE

         Under the Bankruptcy Code, the following steps must be taken to confirm the Plan:

A.       SOLICITATION OF VOTES

         In accordance with Sections 1126 and 1129 of the Bankruptcy Code, the Claims in Classes 3 and 4 are impaired, and the holders of such Claims are entitled to vote to accept or reject the Plan in the manner and to the extent set forth in the Voting Procedures. Pursuant to the Voting Procedures, any Creditor holding a Claim in an impaired class under the Plan may vote on the Plan so long as such Claim has not been disallowed and is not the subject of an objection pending as of the Voting Record Date. Nevertheless, if a Claim is the subject of such an objection, the holder thereof may vote if, prior to the Voting Deadline (_________, at 4:00 p.m. Prevailing Eastern Time), such holder obtains an order of the Bankruptcy Court, or the Bankruptcy Court approves a stipulation between the Debtors and such holder, fully or partially allowing such Claim, whether for all purposes or for voting purposes only. Attached hereto as Exhibit C are the voting procedures approved by the Bankruptcy Court.

         Claims in Classes 1 and 2 are unimpaired. The holders of Allowed Claims in such classes are conclusively presumed to have accepted the Plan, and the solicitation of acceptances with respect to each such Class is not required under Section 1126(f) of the Bankruptcy Code.

         As to classes of claims entitled to vote on a plan, the Bankruptcy Code defines acceptance of a plan by a class of creditors as acceptance by holders of at least two-thirds in dollar amount and more than one-half in number of the claims of that class that have timely voted to accept or reject a plan. The Voting Procedures provide that, with respect to the tabulation of ballots for all Claims, the amount to be used to tabulate acceptance or rejection of the Plan is as follows (in order of priority): (i) if prior to the Voting Deadline, the Bankruptcy Court enters an order or approves a stipulation between the Debtors and the Creditor fully or partially allowing a Claim, whether for all purposes or for voting purposes only, the amount allowed thereunder; (ii) the liquidated amount specified in a proof of claim filed on or before the Voting Record Date so long as such proof of claim has not been disallowed by the Bankruptcy Court and is not the subject of an objection pending as of the Voting Record Date; (iii) the Claim amount listed in the Schedules (as amended) as liquidated, undisputed, and not contingent; and (iv) if a proof of claim has been filed on or before the Voting Record Date, and such Claim is wholly contingent or unliquidated, the Claim amount, for voting purposes only, will be $1.00 so long as such proof of claim has not been disallowed by the Bankruptcy Court and is not the subject of an objection pending as of the Voting Record Date.

         A ballot will not be counted if a Claim has been disallowed or an objection is pending to the Claim as of the Voting Record Date, and the Creditor has not obtained, on or before the Voting Deadline, a Bankruptcy Court order allowing such Claim, either in whole or in part, for all purposes or for voting purposes only. A BALLOT WILL NOT BE COUNTED IF IT IS NOT ACTUALLY RECEIVED BY LOGAN & COMPANY, INC., 546 VALLEY ROAD, UPPER MONTCLAIR, NJ 07043 THE VOTING
DEADLINE: 4:00 P.M., PREVAILING

EASTERN TIME, ON _______, 2001. PLEASE FOLLOW THE INSTRUCTIONS ON YOUR BALLOT FOR RETURNING THE BALLOT. In addition, a vote may be disregarded if the Bankruptcy Court determines, after notice and a hearing, that such acceptance or rejection was not solicited or procured in good faith or in accordance with the provisions of the Bankruptcy Code.

         IF YOU HAVE ANY QUESTIONS ABOUT THESE INSTRUCTIONS, PLEASE CALL THE BALLOTING AGENT, LOGAN & COMPANY, INC., AT (973) 509-3190.

B.       THE CONFIRMATION HEARING.

         The Bankruptcy Code requires the Bankruptcy Court, after notice, to hold a confirmation hearing. The Confirmation Hearing in respect of the Plan has been scheduled for December _______, 2001, at ___.m., Prevailing Eastern Time, before the Honorable Randall J. Newsome, United States Bankruptcy Judge, 844 King Street, 2nd Floor, Wilmington, Delaware. The Confirmation Hearing may be adjourned from time to time by the Bankruptcy Court without further notice, except for an announcement of the adjourned date made at the Confirmation Hearing.

         Any objection to confirmation must be made in writing and must specify in detail the name and address of the objector, all grounds of the objection, and the amount and class of the Claim. Any such objection must be filed with the Bankruptcy Court and served so that it is received by the Bankruptcy Court, counsel to the Debtors, counsel to the UST, and all other persons having filed notices of appearance in the Chapter 11 Cases on or before _______, 2001 at 4:00 p.m., Prevailing Eastern Time. Objections to confirmation of the Plan are governed by Bankruptcy Rule 9014.

C.       CONFIRMATION.

         At the Confirmation Hearing, the Bankruptcy Court will confirm the Plan only if all of the requirements of Section 1129 of the Bankruptcy Code are met. Among the requirements for confirmation of the Plan are that the Plan is (i) accepted by all impaired classes of claims and equity interests or, if rejected by an impaired class, that the Plan "does not discriminate unfairly" and is "fair and equitable" as to such class, (ii) feasible, and (iii) in the "best interests" of creditors and stockholders that are impaired under the Plan.

         1.       ACCEPTANCE.

         Classes 3 and 4 of the Plan are impaired under the Plan and holders of Claims in such Classes are entitled to vote to accept or reject the Plan. Classes 1 and 2 Claims are unimpaired and are conclusively deemed to have voted to accept the Plan. As to such class (any other class which may reject the Plan), the Debtors intend to seek nonconsensual confirmation of the Plan under
Section 1129(b) of the Bankruptcy Code.

         2.       CRAMDOWN -- UNFAIR DISCRIMINATION AND FAIR AND EQUITABLE
TESTS.

         To obtain nonconsensual confirmation of the Plan, at least one impaired class must vote to accept the Plan (excluding any votes of insiders), and the Debtors must demonstrate to the Bankruptcy Court that the Plan "does not discriminate unfairly" and is "fair and equitable" with respect to each impaired, nonaccepting class. The Bankruptcy Code provides the following non-exclusive definition of the phrase "fair and equitable," as it applies to secured creditors, unsecured creditors, and equity holders:

         (a) Secured Creditors. Either (i) each impaired secured creditor retains its liens securing its secured claim and receives on account of its secured claim deferred cash payments having a present value equal to the amount of its allowed secured claim, (ii) each impaired secured creditor realizes the "indubitable equivalent" of its allowed secured claim, or (iii) the property securing the claim is sold free and clear of liens with such liens to attach to the proceeds of the sale and the treatment of such liens on proceeds is provided in clause (i) or (ii) of this subparagraph.

         (b) Unsecured Creditors. Either (i) each impaired unsecured creditor receives or retains under the plan property of a value equal to the amount of its allowed claim, or (ii) the holders of claims and interests that are junior to the claims of the rejecting class of unsecured creditors will not receive or retain any property under the plan.

         (c) Equity Interests. Either (i) each holder of an equity interest will receive or retain under the plan property of a value equal to the greatest of the fixed liquidation preference to which such holder is entitled, the fixed redemption price to which such holder is entitled, or the value of the interest, or (ii) the holder of an interest that is junior to the nonaccepting class will not receive or retain any property under the plan.

         The Debtors believe that the Plan and the treatment of all classes of Claims and Equity Interests under the Plan satisfy the foregoing requirements for nonconsensual confirmation of the Plan. Specifically, holders of Allowed Secured Claims and Priority Claims shall be paid in full on the Distribution Date. In addition, it is expected that holders of Allowed Unsecured Claims shall receive a distribution in the form of a pro rata share of the e.Volve Note and e.Volve Preferred Stock equivalent to the allowed amount of their claim plus interest. Further, no class that is junior to Class 3 (Unsecured Claims) will receive or retain any property under the Plan until Class 3 is paid in full (with interest) (note: under the terms of the Settlement, the Class 4 Equity Interest in AxisTel, which is NNOC, will retain its ownership interest even if Class 4 Allowed Unsecured Claims are not paid in full). Finally, there is no class that is junior to Class 4 that will receive a distribution under the Plan.

         3.       FEASIBILITY.

         The Bankruptcy Code requires that confirmation of a plan is not likely to be followed by liquidation or the need for further financial reorganization. Allowed Administrative Claims, Allowed Priority Claims and Allowed Secured Claims will be paid in full on the Effective Date or as soon thereafter as is practicable. Distributions to the holders of Allowed Unsecured Claims will be in the form of the Plan Securities on the Effective Date or as soon thereafter as is practicable.

         4.       BEST INTERESTS OF CREDITORS TEST.

         With respect to each impaired class of Claims and Equity Interests, confirmation of the Plan requires that each holder of a Claim or Equity Interest either (i) accept the Plan or (ii) receive or retain under the Plan property of a value, as of the Effective Date, that is not less than the value such holder would receive or retain if the Debtors were liquidated under chapter 7 of the Bankruptcy Code. This requirement is referred to as the "best interests test." To determine what holders of Claims and Equity Interests of each impaired class would receive if the Debtors were liquidated under chapter 7, the Bankruptcy Court must determine the dollar amount that would be generated from the liquidation of the Debtors' assets and properties in the context of chapter 7 liquidation cases. The cash amount that would be available for satisfaction of Claims (other than Secured Claims) and Equity Interests would consist of the proceeds resulting from the disposition of the unencumbered assets of the Debtors, augmented by the unencumbered cash held by the Debtors at the time of the commencement of the liquidation cases. Such cash amount would be reduced by the amount of the costs and expenses of the liquidation and by such additional administrative and priority claims that may result from the termination of the Debtors' businesses and the use of chapter 7 for the purposes of liquidation.

         The Debtors' costs of liquidation under chapter 7 would include the fees payable to a trustee in bankruptcy, as well as those that might be payable to attorneys and other professionals that such a trustee may engage. In addition, claims would arise by reason of the breach or rejection of obligations incurred and leases and executory contracts assumed or entered into by the Debtors during the pendency of the Chapter 11 Cases. The foregoing types of claims and other claims that may arise in a liquidation case or result from the pending Chapter 11 Cases, including any unpaid expenses incurred by the Debtors in Possession during the Chapter 11 Cases, such as compensation for attorneys, financial advisers, and accountants, would be paid in full from the liquidation proceeds before the balance of those proceeds would be made available to pay prepetition Claims.

         To determine if the Plan is in the best interests of each impaired class, the present value of the distributions from the proceeds of the liquidation of the Debtors' unencumbered assets and properties are compared with the value of the property offered to such classes of Claims and Equity Interests under the Plan.

         After considering the effects that chapter 7 liquidations would have on the ultimate proceeds available for distribution to Creditors in the Chapter 11 Cases, including (i) the increased costs and expenses of liquidations under chapter 7 arising from fees payable to trustees in bankruptcy and professional advisers to such trustees, (ii) the erosion in value of assets in chapter 7 cases in the context of the expeditious liquidation required under a chapter 7 case and (iii) the substantial increases in Claims that would be satisfied on a priority basis or on a parity with Creditors in the Chapter 11 Cases, the Debtors have determined that confirmation of the

Plan will provide each holder of an Allowed Claim or Equity Interest with a recovery that is not less than such holder would receive pursuant to liquidation of the Debtors under chapter 7 of the Bankruptcy Code.

         The Liquidation Analysis is attached hereto as Exhibit "E" (the "Liquidation Analysis"). The information set forth in Exhibit "E" provides a summary of the liquidation values of the Debtors' assets assuming chapter 7 liquidations in which a trustee appointed by the Bankruptcy Court would liquidate the assets of the Debtors' Estates. Reference should be made to the Liquidation Analysis for a complete discussion and presentation of the expected distributions to parties in interest if the Debtors' Chapter 11 cases were converted to cases under chapter 7 of the Bankruptcy Code.

         Underlying the Liquidation Analysis are a number of estimates and assumptions that, although considered reasonable by the Debtors, are inherently subject to significant economic and competitive uncertainties and contingencies beyond the control of the Debtors. The Liquidation Analysis are also based upon assumptions with regard to liquidation decisions that are subject to change. Accordingly, the values reflected may not be realized if the Debtors were, in fact, to undergo such a liquidation.

D.       CONSUMMATION.

         The Plan will be consummated on the Effective Date. For a more detailed discussion of the conditions precedent to the Plan and the impact of the failure to meet such conditions, see "Summary of the Plan - Conditions to Confirmation, and Conditions Precedent to the Effective Date under the Plan."

         The Plan is to be implemented pursuant to the provisions of the Bankruptcy Code.

                    X. MANAGEMENT OF THE REORGANIZED DEBTORS

         The members of the boards of directors who are serving as of the Confirmation Date will continue to serve in such capacities until the Effective Date. Entry of the Confirmation Order shall ratify and approve all actions taken by the board of directors of the Debtors from the Petition Date through and until the Effective Date. No later than ten (10) days prior to the confirmation hearing, the Debtors shall designate the post-Effective Date members of the Board of Directors of the Debtors (the "New Board"). On the Effective Date, the existing members of the boards of directors will be deemed to have resigned, and the New Board shall become the new members of the board of directors of NNOC or such successor(s). Thereafter, the selection and replacement of members of the board of directors shall be governed by the New Charters and the New By-Laws and applicable law.

                                XI. RISK FACTORS

A.       FINANCIAL INFORMATION; DISCLAIMER.

         Although the Debtors have used their best efforts to ensure the accuracy of the financial information provided in this Disclosure Statement, the financial information contained in this Disclosure Statement has not been audited and is based upon an analysis of data available at the time of the preparation of the Plan and Disclosure Statement. While the Debtors believe that such financial information fairly reflects the finances of the Debtors, the Debtors are unable to warrant or represent that the information contained herein and attached hereto is without inaccuracies or complete.

B.       E.VOLVE NOTE, E.VOLVE PREFERRED STOCK.

         In the event the chapter 11 plan that is confirmed constitutes a stand alone plan of reorganization, NNOC will issue shares of preferred stock and a promissory note in exchange for the e.Volve Operating Assets and the AxisTel Operating Assets. Such stock and note will be distributed on a pro rata basis to the holders of Allowed Unsecured Claims in accordance with the Plan. Subject to
Section 1145 of the Bankruptcy Code, the holders of the e.Volve Preferred Stock and the e.Volve Note may be subject to restrictions on transfer provisions imposed by federal and state securities laws and by the restrictions on transfer imposed by the charter for e.Volve. Moreover, the e.Volve Preferred Stock and e.Volve Note may not be traded on any national exchange, and there can be no assurance that a market for the trading thereof will develop.

         There is no current active market for the e.Volve Preferred Stock and e.Volve Note, and there can be no assurance that an active trading market will develop or, if developed, that such market will be sustained following the Effective Date or that the market price thereof will not decline.

C.       CERTAIN BANKRUPTCY CONSIDERATIONS.

         1.       RISK OF NON-CONFIRMATION OF THE PLAN.

         Even if all impaired Classes accept or could be deemed to have accepted the Plan, the Plan may not be confirmed by the Bankruptcy Court. Section 1129 of the Bankruptcy Code sets forth the requirements for confirmation and requires, among other things, (a) that the confirmation of the Plan not be followed by a need for further financial reorganization, (b) that the value of distributions to dissenting holders not be less than the value of distributions to such holders if the Debtors were liquidated under chapter 7 of the Bankruptcy Code and (c) that the Plan and the Proponents otherwise comply with the applicable provisions of the Bankruptcy Code. Although the Proponents believe that the Plan will meet all applicable tests, there can be no assurance that the Bankruptcy Court will reach the same conclusion.

2.       NONCONSENSUAL CONFIRMATION.

         Pursuant to the "cramdown" provisions of Section 1129(b) of the Bankruptcy Code, the Bankruptcy Court can confirm the Plan at the Debtors' request if at least one other Impaired Class has accepted the Plan (with such acceptance being determined without including the acceptance of any "insider" in such Class) and, as to each Impaired class which has not accepted the Plan, the Bankruptcy Court determines that the Plan "does not discriminate unfairly" and is "fair and equitable" with respect to Impaired Classes. In accordance with subsection 1129(a)(8) of the Bankruptcy Code, the Debtors will be required to request confirmation of the Plan without the acceptance of all Impaired classes entitled to vote in accordance with subsection 1129(b) of the Bankruptcy Code.

         The Debtors reserve the right to modify the terms of the Plan as necessary for the confirmation of the Plan without the acceptance of all Impaired Classes. Such modification could result in a less favorable treatment of any non-accepting Class or Classes, as well as of any Classes junior to such non-accepting Classes, than the treatment currently provided in the Plan. Such less favorable treatment could include a distribution of property to the Class affected by the modification of a lesser value than that currently provided in the Plan or no distribution of property whatsoever under the Plan.

         3.       DELAYS OF CONFIRMATION AND/OR EFFECTIVE DATE

         Any delays of either confirmation or effectiveness of the Plan could result in, among other things, increased professional fee claims. These or any other negative effects of delays of either confirmation or effectiveness of the Plan could endanger the ultimate approval of the Plan by the Bankruptcy Court.

D.       CERTAIN REGULATORY CONSIDERATIONS.

         The telecommunications services the Debtors provide or formerly provided are subject to various foreign and U.S. domestic laws and regulations. Some of these regulations have a direct or indirect impact on the Debtors' operations and the profitability of those operations. With respect to e.Volve's U.S. - Mexico operations, e.Volve does not have a license or concession to operate in Mexico from COFETEL (the regulatory agency in Mexico) which is a requirement prior to serving points in Mexico. Further, the FCC could determine that e.Volve's services do not comply with the FCC's International Settlements Policy, which, among other things, requires U.S. carriers to make certain settlement payments to foreign carriers terminating such traffic and to terminate a certain amount of return traffic from those carriers. The operations of some of the Debtors are also subject to a wide variety of other regulatory requirements, including, among other things, prior FCC and state licensing and discontinuance requirements. In some instances, the Debtors' past or current operations may not or do not comply with all applicable U.S. domestic or foreign laws or regulations. If a foreign or U.S. governmental authority, such as the FCC or a state public service commission, were to determine that such Debtor did not comply or currently is not in compliance with applicable rules, the Debtors could be subject to sanctions, including, but not limited to, fines and forfeitures.

            XI. CERTAIN MATERIAL INCOME TAX CONSEQUENCES OF THE PLAN

         THE PLAN AND ITS RELATED TAX CONSEQUENCES ARE COMPLEX. MOREOVER, MANY OF THE INTERNAL REVENUE CODE PROVISIONS DEALING WITH THE FEDERAL INCOME TAX ISSUES ARISING FROM THE PLAN HAVE BEEN THE SUBJECT OF RECENT LEGISLATION AND, AS A RESULT, MAY BE SUBJECT TO AS YET UNKNOWN ADMINISTRATIVE OR JUDICIAL INTERPRETATIONS. THE DEBTOR HAS NOT REQUESTED A RULING FROM THE IRS WITH RESPECT TO THESE MATTERS. ACCORDINGLY, NO ASSURANCE CAN BE GIVEN AS TO THE INTERPRETATION THAT THE IRS WILL ADOPT. THERE ALSO MAY BE STATE, LOCAL OR OTHER TAX CONSIDERATIONS APPLICABLE TO EACH CREDITOR. CREDITORS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE CONSEQUENCES OF THE PLAN TO THEM UNDER FEDERAL AND APPLICABLE STATE, LOCAL AND OTHER TAX LAWS.

A.       U.S. FEDERAL INCOME TAX CONSEQUENCES TO HOLDERS
         OF ALLOWED CLAIMS AND EQUITY INTERESTS.

         The U.S. federal income tax consequences to holders of an Allowed Claim or Equity Interest arising from the distributions to be made under the Plan may vary depending upon, among other things: the type of consideration received by the holder in exchange for its Claim or Interest; for Claims, the nature of the indebtedness owing to the holder; whether the holder has previously claimed a bad debt or worthless security deduction in respect of such holder's Claim or Interest; and whether such Claim or Interest constitutes a "security" for purposes of the reorganization provisions of the Tax Code.

         As noted above, the U.S. federal income tax consequences of the Plan to holders of Allowed Claims will depend, in part, on whether the indebtedness underlying their Claims constitutes securities for purposes of the reorganization provisions of the Tax Code. Neither the Tax Code nor the regulations thereunder define the term "securities." The determination of whether a Claim constitutes a "security" depends upon the nature of the indebtedness or obligation. Important factors to be considered include, among other things, the length of time to maturity, the degree of continuing interest in the issuer, and the purpose of the borrowing. Generally, corporate debt instruments with maturities when issued of less than five years are not considered securities, and corporate debt instruments with maturities when issued of ten years or more are considered securities. Claims for accrued interest are generally not considered securities. Allowed Claims of the Debtors consist of Administrative Claims and Unsecured Claims. Unsecured Claims represent trade debt, and accrued interest thereon, if any, which has been incurred by a Debtor in the ordinary course of its business, and generally such Claims are not considered securities. Based on these factors, Allowed Claims generally should not be considered securities.

         HOLDERS OF ALLOWED CLAIMS SHOULD EVALUATE THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN TO THEM BASED UPON THEIR OWN PARTICULAR CIRCUMSTANCES AND SHOULD NOT RELY SOLELY ON THE GENERAL DISCUSSION HEREIN.

         1.       TAX CONSEQUENCES BY CLASS.

         Subject to the discussion below in "Certain Other U.S. Federal Income Tax Considerations for Holders of Allowed Claims":

         Holders of Allowed Claims That Are Not Securities. Pursuant to the Plan, holders of Allowed Claims that are not securities will receive either (i) payment in full in cash (Administrative Claims and Secured Claims) or (ii) a portion of the Plan Securities (Allowed Unsecured Claims). Generally, a holder of an Allowed Claim that is not a security will realize gain or loss on the exchange in the amount equal to the difference between (i) the "amount realized" in respect of such Claim (other than in respect of accrued interest) and (ii) the holder's tax basis in its Claim (other than any Claim in respect of accrued interest). The "amount realized" will be equal to the fair market value of the property received. With respect to a holder of an Allowed Unsecured Claim, the "amount realized" will be equal to the fair market value of the portion of the e.Volve Note and the e.Volve Preferred Stock received by such holder pursuant to the Plan. With respect to holders of Allowed Unsecured Claims against the AxisTel Debtors, the "amount realized" will equal the sum of the fair market value of the portion of the e.Volve Note and the e.Volve Preferred Stock received as a result of the transfer of the Plan Securities from the AxisTel Debtors to such claimholders resulting from the e.Volve Transaction and the fair market value of the portion of the e.Volve Note and the e.Volve Preferred Stock received from NNI pursuant to the Settlement. The holder's tax basis in its Allowed Claim will generally equal the amount paid, if any, by the holder for the Claim increased by the amount of any accrued original issue discount and decreased by the amount of any loss deduction previously taken with respect to such Claim. A holder's tax basis in the property received will be equal to the fair market value of such property (i.e., with respect to holders of Administrative Claims, the amount of cash received, and with respect to holders of Unsecured Claims, the fair market value of the Plan Securities received) at the time of the exchange and the holder's holding period with respect to such property received will begin on the day after the Effective Date. The gain or loss will be capital in nature if the Allowed Claim is a capital asset within the meaning of Section 1221 of the Tax Code; otherwise, such gain or loss will be ordinary income. Any capital gain or loss would be long-term if the Allowed Claim was held by the holder for more than one year as of the Effective Date; otherwise, such capital gain or loss will be short-term.

         Holders of Allowed Claims That Are Securities. As stated above, generally Allowed Claims will not be considered securities. However, in the event certain Allowed Claims are considered securities, such holders will generally not recognize gain or loss in exchange for such securities on the receipt of Plan Securities in satisfaction of their Claims (to the extent such Claims represent securities), and the initial tax basis of the Plan Securities received in exchange for such securities (other than any Plan Securities received in exchange for accrued interest) will be equal to the adjusted basis of the Claims representing securities surrendered in exchange for such Plan Securities. Further, if any Allowed Claims constitute securities, the Plan Securities received (other than such Plan Securities received in exchange for accrued interest) will have a holding period for U.S. federal income tax purposes that includes the period during which the holders held their Claims representing securities.

         Holders of Allowed Equity Interests. All Equity Interests should constitute securities under the federal tax laws. Holders of Equity Interests in any Debtor will continue to hold their respective Equity Interests and accordingly will not have gain or loss recognition generated as a result of the exchange of their securities.

B.       CERTAIN OTHER U.S. FEDERAL INCOME TAX
         CONSIDERATIONS FOR HOLDERS OF ALLOWED CLAIMS.

         1.       ACCRUED INTEREST AND ACCRUED DIVIDENDS.

         Notwithstanding the discussion above in "Tax Consequences by Class", holders of Allowed Claims or Equity Interests in respect of which interest or dividends accrue may have different tax consequences. Holders of Allowed Claims or Equity Interests will be treated as having received ordinary income to the extent that the Plan Securities the holder receives is allocable to accrued but unpaid interest (including original issue discount) or dividends, if any, on the Allowed Claims or Equity Interests, provided that the holder has not previously included such amount in gross income. Holders who have previously included such accrued interest or dividends in gross income will recognize a loss equal to the extent the amount of such previous inclusion in gross income exceeds the fair market value of the Plan Securities received by the holder that is allocable to such accrued interest or dividends. With respect to holders of Allowed Claims or Equity Interests who do not receive full payment of their claims (including accrued interest or dividends), the manner in which the property received by the holders should be allocated to accrued interest or dividends as opposed to their underlying claim is not clear. The initial tax basis of Plan Securities received that is allocable to accrued interest or dividends is equal to the fair market value of such Plan Securities on the Effective Date. The holding period of the Plan Securities received that is allocable to accrued interest or dividends commences on the day after the Effective Date.

         2.       MARKET DISCOUNT.

         "Market discount" arises when a debt instrument is purchased or acquired for less than its stated redemption price at maturity, unless the discount amount is no more than a specified de minimis amount. A holder of an Allowed Claim with "market discount," as described above, must treat any gain recognized with respect to the principal amount of such Claim as ordinary income to the extent of the market discount accrued during the holder's period of ownership, unless the holder has elected to include the market discount in income as it accrued. Any additional gain will be characterized as discussed above.

C.       U.S. FEDERAL INCOME TAX CONSEQUENCES TO THE DEBTOR.

         1.       DISCHARGE OF INDEBTEDNESS INCOME.

         A Debtor generally will realize cancellation of indebtedness ("COD") income to the extent a creditor receives an amount of consideration in respect of its claim that is less than the amount of such claim. Pursuant to the Plan, in connection with the e.Volve Transaction, holders of Allowed Unsecured Claims of e.Volve and holders of Allowed Unsecured Claims of NNOC will receive Plan Securities in satisfaction of their indebtedness. As a result, e.Volve and NNOC will be treated as having satisfied such indebtedness with an amount of money equal to the fair market value of the Plan Securities that are exchanged by e.Volve or NNOC, respectively, in satisfaction of such indebtedness. The extent by which the amount of the debt discharged exceeds any consideration therefor, if any, will be COD income to e.Volve or NNOC, respectively, under the Tax Code. The Plan has been structured such that each holder of an Allowed Unsecured Claim of e.Volve and holder of an Allowed Unsecured Claim of NNOC will receive Plan Securities with an aggregate fair market value equal to the amount of such holder's Claim. Accordingly, it is not anticipated that either e.Volve or NNOC will recognize any COD income with respect to its satisfaction of the Allowed Unsecured Claims with Plan Securities to be issued pursuant to the Plan.

         If the IRS successfully challenged the valuation of the Plan Securities, e.Volve and NNOC would have COD income equal to the amount by which the indebtedness satisfied with the Plan Securities exceed the fair market value of such Plan Securities. However, because the COD income would occur in a proceeding under the Bankruptcy Code, e.Volve and NNOC would be able to exclude such COD income from gross income. As a consequence of this exclusion (the "Bankruptcy Exclusion"), e.Volve and NNOC would have to reduce certain of their respective tax attributes up to an amount equal to the amount of the excluded COD income.

         Pursuant to the Tax Code, tax attribute reduction occurs after the tax liability for the taxable year of debt discharge is determined. Unless a debtor elects to first reduce its tax basis in depreciable property, the amount of any COD income realized by such debtor will first be applied against and reduce such debtor's net operating losses and net operating loss carryovers ("NOLs"), on a dollar-for-dollar basis, and then be applied to reduce other specified tax attributes in the order of priority specified in the Tax Code.

         Each of the AxisTel Debtors will recognize COD Income to the extent that it satisfies all or a portion of an Allowed Unsecured Claim with Plan Securities with a fair market value less than the amount of such claim. Such COD Income will be excluded from income because it arises out of a proceeding under the Bankruptcy Code; however, each such AxisTel Debtor must reduce its respective tax attributes up to an amount equal to the amount of its excluded COD income.

         2.       ACCRUED INTEREST.

         To the extent that there exists accrued but unpaid interest on the indebtedness owing to holders of Allowed Claims and to the extent that such accrued but unpaid interest has not previously been deducted by the applicable Debtor, portions of payments made in consideration for the indebtedness underlying such Allowed Claims that are allocable to accrued but unpaid interest should be deductible by the applicable Debtor. Any such interest that is not paid will not be deductible by the applicable Debtor and will not give rise to COD income.

         To the extent that any Debtor has previously taken a deduction for accrued but unpaid interest, any amounts so deducted that are paid will not give rise to any tax consequences to such Debtor. If such amounts are not paid, they will give rise to COD income that would be excluded from gross income pursuant to the Bankruptcy Exclusion. As a result, the Debtor would be required to further reduce its NOLs or other tax attributes to the extent such interest was previously deducted and not paid.

         3.       THE e.VOLVE TRANSACTION.

         e.Volve's issuance of the e.Volve Note and the e.Volve Preferred Stock to the holders of Allowed Unsecured Claims of e.Volve will not result in taxable income to e.Volve. e.Volve's issuance of the e.Volve Note to the holders of Equity Interests in e.Volve (i.e., NNOC) will not result in taxation to e.Volve, and will be treated (i) first, as an intercompany dividend to NNOC to the extent of e.Volve's current and accumulated earnings and profits, (ii) second, as a return of capital to the extent of NNOC's stock basis in e.Volve and (iii) thereafter, deferred intercompany gain. Any realization of the deferred intercompany gain will be recognized at the time of the disposition of the Plan Securities to which such deferred intercompany gain relates outside of the NNI consolidated group. e.Volve's issuance of e.Volve Preferred Stock to holders of Equity Interests in e.Volve will not be taxable to e.Volve or NNOC. However, NNOC will recognize gain (which may be taxable as ordinary income if Section 306 applies) upon the disposition of the e.Volve Preferred Stock in exchange for the extinguishment of its Allowed Unsecured Claims to the extent its basis in such Preferred Stock is less than the amount of the extinguished claims.

         NNOC will satisfy the holders of Allowed Unsecured Claims of NNOC with its assets, including the Plan Securities, and be deemed to have distributed its remaining assets (i.e., the NNOC Residual Consideration) to NNI. The distribution of the NNOC Residual Consideration to NNI will result in gain or loss to NNOC to the extent NNOC's tax basis in the NNOC Residual Consideration is less than or greater than, respectively, the fair market value of such NNOC Residual Consideration; however, the recognition of such intercompany gain or loss will be deferred until such time as either (i) NNOC ceases to be a member of the NNI consolidated group for federal income tax purposes or (ii) such NNOC Residual Consideration is sold or exchanged to a person outside of the consolidated group.

         4.       e.VOLVE'S PURCHASE OF ASSETS OF AXISTEL SUBSIDIARIES.

         e.Volve's acquisition of the AxisTel Operating Assets from the AxisTel Debtors will be treated as a taxable sale by each such AxisTel Debtor of its Operating Assets and will result in gain or loss to each of the AxisTel Debtors to the extent the fair market value of the Plan Securities received by such AxisTel Debtor with respect to each transferred Operating Asset exceeds such AxisTel Debtor's adjusted tax basis in such Operating Asset. However, any realized gain or loss will not be recognized and will be deferred under the consolidated return regulations until such time as either (i) such AxisTel Debtor ceases to be a member of the NNI consolidated group for federal income tax purposes or (ii) such Operating Assets are further sold or exchanged to a person outside of the consolidated group. The character of such gain or loss will be ordinary or capital, depending upon various factors including (i) whether such asset constitutes "property used in a trade or business" within the meaning of Section 1231(b) of the Tax Code (a "1231 Asset"), or constitutes a capital asset within the meaning of Section 1221 of the Tax Code (a "1221 Asset") and (ii) the aggregate amount of gains or losses of 1231 Assets.

         Each of e.Volve and the AxisTel Debtors will recognize gain or loss on the sale of its Non-Operating Assets pursuant to the Non-Operating Asset Auction, and on the liquidation of each of their respective Residual Assets, which gain or loss will be ordinary or capital, depending on (i) whether such asset constitutes a 1231 Asset or a 1221 Asset and (ii) the aggregate amount of gains or losses of 1231 Assets.

         5.       UTILIZATION OF DEBTOR'S NET OPERATING LOSS CARRYOVERS.

         (a) Section 382. Section 382 could limit the utilization of e.Volve's NOLs if it was determined the issuance of the Plan Securities resulted in an "ownership change" (within the meaning of Section 382 of the Tax Code) of e.Volve. In the event an ownership change resulted from the restructuring, unless the bankruptcy exception set forth in Section 382(1)(5) applies, the amount of post-ownership change annual taxable income of the NNI consolidated group that can be offset by the reorganized debtors' pre-ownership change NOLs generally cannot exceed an amount equal to the product of (i) the fair market value of e.Volve's stock prior to the restructuring (subject to various adjustments) multiplied by (ii) the federal long-term tax exempt rate in effect on the date of the ownership change. The federal long-term tax exempt rate for
Section 382 ownership changes in effect on September, 2001 is 5.00%.

         An ownership change will not occur with respect to e.Volve if the Plan Securities (i) issued by e.Volve to the holders of Allowed Unsecured Claims in e.Volve and holders of Equity Interests of e.Volve, (ii) issued by e.Volve to the AxisTel Debtors pursuant to the e.Volve Transaction and transferred to holders of Allowed Unsecured Claims of the AxisTel Debtors and (iii) issued by NNI to the holders of Allowed Unsecured Claims in an AxisTel Debtor pursuant to the Settlement, do not constitute "stock" for purposes of Section 382(g) of the Tax Code. Generally, preferred stock will not be considered stock for purposes of Section 382(g) if such stock has the following characteristics: (i) such stock is not entitled to vote, (ii) such stock is limited and preferred as to dividends and does not participate in corporate growth to any significant extent, (iii) such stock has redemption and liquidation rights which do not exceed the


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
issue price of such stock (except for a reasonable redemption or liquidation premium), and (iv) is not convertible into another class of stock (any stock meeting the foregoing four characteristics is referred to as "Straight Preferred Stock"). In certain instances under the Regulations, if the Straight Preferred Stock offers a potential significant participation in the growth of the Company, the Straight Preferred Stock will be treated as stock. In addition, the Treasury Regulations provide in certain instances convertible debt securities may be deemed to be "stock" for such purposes. Temporary Treasury Regulations further provide preferred stock that qualifies as Straight Preferred Stock except for the fact holders of such stock are entitled to vote as a result of dividend arrearages will not be classified as "stock" solely as a result of their conditional voting rights. Based on the foregoing, the reorganized Debtors believe that neither the e.Volve Preferred Stock nor the e.Volve Note will be treated as "stock" for purposes of Section 382(g) of the Code. Accordingly, the issuance of the e.Volve Preferred Stock and the e.Volve Note to persons other than the holders of Equity Interests in e.Volve will not result in an ownership change in e.Volve and the limitations of Section 382 on the utilization of e.Volve's NOL will not apply.

         In the event some or all of the Plan Securities were determined to be "stock" for purposes of Section 382, then Section 382 may apply. However,
Section 382(1)(5) contains a bankruptcy exception (the "Bankruptcy Exception") which would likely apply and would result in the annual limitation otherwise set forth in Section 382 being inapplicable. If the Bankruptcy Exception did apply and a subsequent ownership change occurred within the subsequent two-year period, e.Volve's Section 382 annual limitation would be reduced to zero and, effectively, e.Volve's NOL would be lost.

         With respect to each of the AxisTel Debtors, because the purchase by e.Volve of the Operating Assets of each such entity will not qualify as a reorganization pursuant to Section 368 of the Tax Code and each AxisTel Debtors will continue in existence pursuant to the Plan, the NOL's of each of these respective Debtors will continue as tax attributes of such Debtor.

         (b) Section 384. In certain circumstances, Section 384 of the Tax Code generally prevents a corporation from applying its preacquisition NOLs against an acquired corporation's "Recognized Built-In Gains." "Recognized Built-In Gains" are gains that are recognized after an acquisition with respect to an asset held by the acquired corporation prior to the acquisition, but only to the extent the fair market value of the asset exceeded the asset's tax basis as of the acquisition date. Therefore, where Section 384 of the Tax Code applies, it will limit the ability of an acquiring corporation from applying its preacquisition NOLs against the preacquisition appreciation of the acquired corporation's assets; however, Section 384 of the Tax Code will not limit the ability of the acquiring corporation from applying its preacquisition NOLs against the post-acquisition appreciation of the acquired corporation's assets. Furthermore, Section 384 of the Tax Code does not apply to any gains recognized more than five (5) years after the acquisition date. As a result of NNI and the Debtors filing a consolidated tax return, in general, NOLs of a member of the consolidated group may be used to offset income of other members of the consolidated group. However, in the event that any member of the group acquired another corporation that was not part of the group, Section 384 likely would apply to limit the usage of the NOLs of the consolidated group from reducing Recognized Built-In Gains of such acquired corporation within the five (5) year post-acquisition period.

         (c) Consolidated Return Issues. In the event that the e.Volve Preferred Stock became voting stock as a result of the failure of e.Volve to pay three consecutive dividend payments, the Preferred Stock could be deemed to be non-qualifying preferred stock for consolidated return purposes and e.Volve could fail to qualify as a member of the NNI consolidated group. If this were to occur, e.Volve's NOLs would not be available to the other members of the NNI consolidated group and the NOLs of the other members of the NNI consolidated group would not be available to e.Volve.

         THE ABOVE SUMMARY HAS BEEN PROVIDED FOR INFORMATIONAL PURPOSES ONLY. ALL HOLDERS OF ALLOWED CLAIMS AND EQUITY INTERESTS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS CONCERNING THE FEDERAL, STATE, LOCAL OR FOREIGN TAX CONSEQUENCES OF THE PLAN.

                         XIII. ALTERNATIVES TO THE PLAN

         The Proponents have determined that the Plan is the most practical means of providing maximum recoveries to creditors. Alternatives to the Plan which have been considered and evaluated by the Debtors during the course of the Chapter 11 Cases include (a) liquidation of the Debtors' assets under chapter 7 of the Bankruptcy Code, and (b) an alternative chapter 11 plan. The thorough consideration of these alternatives to the Plan has led the Proponents to conclude that the Plan, in comparison, provides a greater recovery to creditors on a more expeditious timetable, and in a manner which minimizes certain inherent risks in any other course of action available to the Debtors.

A.       LIQUIDATION UNDER CHAPTER 7 OF THE BANKRUPTCY CODE.

         If the Plan or any other chapter 11 plan for the Debtors cannot be confirmed under Section 1129(a) of the Bankruptcy Code, the Chapter 11 Cases may be converted to a case under chapter 7 of the Bankruptcy Code, in which case, a trustee would be elected or appointed to liquidate any remaining assets of the Debtors for distribution to creditors pursuant to chapter 7 of the Bankruptcy Code. If a trustee is appointed and the remaining assets of the Debtors are liquidated under chapter 7 of the Bankruptcy Code, all creditors holding Allowed General Unsecured Claims may receive distributions of a lesser value on account of their Allowed Claims and likely would have to wait a longer period of time to receive such distributions than they would under the Plan. A chapter 7 trustee would have to invest a considerable amount of time and effort to investigate the facts underlying the multitude of Claims filed against the Estate, as compared with the Debtors' existing knowledge of such affairs. A liquidation analysis is annexed hereto as Exhibit E. The analysis demonstrates that Allowed General Unsecured Creditors would receive distributions of equal or lesser value under a chapter 7 liquidation than under the Plan.


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
B.       ALTERNATIVES TO CHAPTER 11 PLAN.

         If the Plan is not confirmed, the Debtors or any other party in interest could attempt to formulate a different plan of reorganization. Such a plan might involve either a reorganization and continuation of the Debtors' business or an orderly liquidation of their assets. The Proponents believe that the Plan enables the Debtors to emerge from chapter 11 successfully and expeditiously and allows creditors to realize the highest recoveries under the circumstances.

                       XIV. CONCLUSION AND RECOMMENDATION

         THE DEBTORS BELIEVE THAT THE PLAN COMPLIES IN ALL RESPECTS WITH CHAPTER 11 OF THE BANKRUPTCY CODE AND RECOMMEND TO HOLDERS OF CLAIMS AND INTERESTS WHO ARE ENTITLED TO VOTE ON THE PLAN THAT THEY VOTE TO ACCEPT THE PLAN. SUCH HOLDERS ARE REMINDED THAT TO BE COUNTED, EACH BALLOT, SIGNED AND MARKED TO INDICATE THE HOLDER'S VOTE, MUST BE RECEIVED BY THE VOTING AGENT NO LATER THAN 4:00 P.M. (PREVAILING EASTERN TIME) ON ____________, 2001.

         Dated: ___________ , 2001

                                      Respectfully submitted,

                                      AXISTEL COMMUNICATIONS, INC.

                                      By:
                                          ---------------------------------
                                      Its:
                                           --------------------------------



                                      NOVO NETWORKS GLOBAL SERVICES, INC.

                                      By:
                                          ---------------------------------
                                      Its:
                                           --------------------------------



                                      NOVO NETWORKS INTERNATIONAL SERVICES, INC.

                                      By:
                                          ---------------------------------
                                      Its:
                                           --------------------------------



                                      E.VOLVE TECHNOLOGY GROUP, INC.

                                      By:
                                          ---------------------------------
                                      Its:
                                           --------------------------------



                                      NOVO NETWORKS OPERATING CORP.

                                      By:
                                          ---------------------------------
                                      Its:
                                           --------------------------------



                                      NOVO NETWORKS METRO SERVICES, INC.

                                      By:
                                          ---------------------------------
                                      Its:
                                           --------------------------------


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


                                      NOVO NETWORKS, INC.

                                      By:
                                          ---------------------------------
                                      Its:
                                           --------------------------------


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